Exhibit (10)(a)(i)

                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

                                 by and between

                       HAUPPAUGE RECORD MANUFACTURING LTD.

                                       and

               AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO
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                                TABLE OF CONTENTS

                                                                    Page No.
                                                                    --------


      1.    DEFINITIONS...............................................  1
            1.1   General Terms.......................................  1
            1.2   Accounting Terms.................................... 17
            1.3   Other Terms Defined in Illinois Uniform
                    Commercial Code                                    18
            1.4   Other Definitional Provisions....................... 18

      2.    CREDIT.................................................... 18
            2.1   Term Loan and Additional Loan....................... 18
            2.2   Revolving Loan...................................... 18
            2.3   Payments and Prepayments............................ 19
            2.4   Borrower's Loan Account............................. 21
            2.5   Statements.......................................... 22
            2.6   Interest and Fees................................... 22
            2.7   Method for Making Payments.......................... 24
            2.8   Term of this Agreement.............................. 24
            2.9   Capital Adequacy.................................... 25
            2.10  Certificate......................................... 26

      3.    REPORTING AND ELIGIBILITY REQUIREMENTS.................... 26
            3.1   Monthly Reports and Collateral Reports.............. 26
            3.2   Eligible Accounts................................... 28
            3.3   Account Warranties.................................. 29
            3.4   Verification of Accounts............................ 30
            3.5   Account Covenants................................... 30
            3.6   Collection of Accounts and Payments................. 30
            3.7   Appointment of Lender as Borrower's
                    Attorney-in-Fact                                   32
            3.8   Instruments and Chattel Paper....................... 32
            3.9   Notice to Account Debtors........................... 32
            3.10  Eligible Inventory.................................. 32
            3.11  Inventory Warranties................................ 33
            3.12  Inventory Records................................... 33
            3.13  Safekeeping of Inventory and Inventory Covenants.... 33
            3.14  Equipment Warranties................................ 34


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            3.15  Equipment Records................................... 34
            3.16  Safekeeping of Equipment............................ 35
            3.17  Third Party Goods................................... 35
            3.18  Appraisals.......................................... 35

      4.    CONDITIONS OF ADVANCES.................................... 36
            4.1   Borrower's Written Request - Revolving Loan and
                    Letters of Credit                                  36
            4.2   Financial Condition................................. 36
            4.3   No Default.......................................... 36
            4.4   Representations and Warranties True and Correct..... 36
            4.5   Other Requirements.................................. 37

       5.   COLLATERAL................................................ 37
            5.1   Security Interest................................... 37
            5.2   Preservation of Collateral and Perfection of
                    Security Interests Therein........................ 37
            5.3   Real Property and Leaseholds........................ 38
            5.4   Loss of Value of Collateral......................... 39
            5.5   Setoff.............................................. 39
            5.6   Cash Collateral..................................... 39

      6.    WARRANTIES................................................ 40
            6.1   Corporate Existence; Capitalization................. 40
            6.2   Corporate Authority................................. 41
            6.3   Binding Effect...................................... 41
            6.4   Financial Data...................................... 41
            6.5   Collateral.......................................... 42
            6.6   Solvency............................................ 42
            6.7   Chief Place of Business............................. 43
            6.8   Other Corporate Names............................... 43
            6.9   Tax Liabilities..................................... 43
            6.10  Loans............................................... 43
            6.11  Margin Stock........................................ 44
            6.12  Subsidiaries........................................ 44
            6.13  Litigation and Proceedings.......................... 44
            6.14  Other Agreements.................................... 44
            6.15  Employee Controversies.............................. 44
            6.16  Compliance with Laws and Regulations;
                    Environmental Matters                              44
            6.17  Patents, Trademarks and Licenses.................... 45
            6.18  ERISA............................................... 45
            6.19  Condition of Collateral............................. 47
            6.20  Series A Note and Guarantee......................... 47
            6.21  Merger.............................................. 47


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            6.22  Survival of Warranties.............................. 47

      7.    AFFIRMATIVE COVENANTS..................................... 47
            7.1   Financial Statements................................ 47
            7.2   Inspection.......................................... 52
            7.3   Conduct of Business................................. 52
            7.4   Claims and Taxes.................................... 53
            7.5   Closing Costs and Expenses.......................... 53
            7.6   Borrower's Liability Insurance...................... 53
            7.7   Borrower's Property Insurance and Business
                    Interruption Insurance                             54
            7.8   ERISA Reporting..................................... 55
            7.9   Notice of Suit or Adverse Change in Business........ 56
            7.10  Supervening Illegality.............................. 56
            7.11  Environmental Safety and Health Laws................ 57
            7.12  Landlord Consents and Waivers....................... 57
            7.13  Key Man Life Insurance.............................. 58

      8.    NEGATIVE COVENANTS........................................ 58
            8.1   Encumbrances........................................ 58
            8.2   Indebtedness........................................ 59
            8.3   Consolidations, Mergers or Acquisitions............. 59
            8.4   Investments or Loans................................ 59
            8.5   Guarantees.......................................... 60
            8.6   Disposal of Property................................ 60
            8.7   Compensation to Officers and Others................. 60
            8.8   Dividends and Stock Redemptions..................... 61
            8.9   Issuance of Stock................................... 64
            8.10  Amendment of Articles of Incorporation or
                    By-Laws; Corporate Name; Places of Business....... 64
            8.11  Transactions with Affiliates........................ 65
            8.12  ERISA............................................... 65
            8.13  Financial Covenants................................. 66
            8.14  Environmental....................................... 67
            8.15  Fiscal Year......................................... 67
            8.16  Subsidiaries........................................ 67
            8.17  Amendment of Various Documents...................... 67
            8.18  Smith Subordinated Notes............................ 68
            8.19  VCA Note............................................ 69

      9.    DEFAULT, RIGHTS AND REMEDIES OF LENDER.................... 69


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            9.1   Defaults............................................ 69
            9.2   Rights and Remedies Generally....................... 74
            9.3   Entry Upon Premises and Access to Information....... 74
            9.4   Sale or Other Disposition of Collateral by Lender... 74
            9.5   Waiver of Demand.................................... 75
            9.6   Waiver of Notice.................................... 75

      10.   MISCELLANEOUS............................................. 75
            10.1  Waiver.............................................. 75
            10.2  Costs and Attorneys' Fees........................... 76
            10.3  Expenditures by Lender.............................. 76
            10.4  Custody and Preservation of Collateral.............. 76
            10.5  Reliance by Lender.................................. 76
            10.6  Parties............................................. 77
            10.7  CHOICE OF LAW....................................... 77
            10.8  CONSENT TO JURISDICTION............................. 77
            10.9  SERVICE OF PROCESS.................................. 78
            10.10 WAIVER OF JURY TRIAL AND BOND....................... 78
            10.11 ADVICE OF COUNSEL................................... 79
            10.12 SEVERABILITY........................................ 79
            10.13 Application of Payments............................. 79
            10.14 Marshalling; Payments Set Aside..................... 79
            10.15 Titles.............................................. 80
            10.16 Continuing Effect................................... 80
            10.17 Notices............................................. 80
            10.18 Equitable Relief.................................... 81
            10.19 Indemnification..................................... 81
            10.20 Effectiveness....................................... 82
            10.21 Counterparts........................................ 82
            10.22 Amendment and Restatement........................... 82


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                              AMENDED AND RESTATED
                           LOAN AND SECURITY AGREEMENT

            This Amended and Restated Loan and Security Agreement (this "Agreement"), dated as of the 30th day of October, 1996, by and between HAUPPAUGE RECORD MANUFACTURING LTD., a New York corporation with its principal place of business and chief executive office at 15 Gilpin Avenue, Hauppauge, New York 11788 ("Borrower"), and AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO, a national banking association with its chief executive office in Chicago, Illinois ("Lender").

                              W I T N E S S E T H:

            WHEREAS, Lender entered into that certain Amended and Restated Loan and Security Agreement dated as of September 20, 1993 (as heretofore amended, the "Hauppauge LSA") with Borrower and that certain Loan and Security Agreement dated as of January 24, 1995 (as heretofore amended, the "AFL LSA") with Allied Film Laboratory, Inc., a Michigan corporation ("AFL"); and

            WHEREAS, AFL has merged with and into Borrower in accordance with the laws of the States of Michigan and New York and Borrower now wishes to amend and restate the Hauppauge LSA and the AFL LSA in their entirety as hereinafter set forth;

            NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any loans or extensions of credit heretofore, now or hereafter made to or for the benefit of Borrower by Lender, the parties hereto hereby agree that effective as of the "Effective Time" (as hereinafter defined) the Hauppauge LSA and the AFL LSA are amended and restated in their entirety as follows:

            1. DEFINITIONS.

            1.1 General Terms. When used herein, the following terms shall have the following meanings:

            "Additional Loan" shall have the meaning set forth in subsection
      2.1.

            "Additional Term Note" shall have the meaning set forth in subsection 2.1.


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            "Account Debtor" shall mean the party who is obligated on or under an Account.

            "Accounting Systems Letters" shall have the meaning set forth in subsection 7.1.

            "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not they have been earned by performance.

            "Accounts Trial Balance" shall have the meaning set forth in subsection 3.1.

            "Additional Reserve" shall have the meaning set forth in subsection 2.2.

            "Affiliate" shall mean any Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with Borrower or any other Credit Party, (b) that directly or beneficially owns or holds 5% or more of any class of the voting stock of Borrower or any other Credit Party, or (c) 5% or more of the voting stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is owned directly or beneficially or held by Borrower or any other Credit Party. GLC shall be deemed to be an Affiliate of Borrower.

            "Affiliated Leases" shall mean, collectively, the GLC Leases and the Smith Leases and other leases of property between Borrower and any Affiliate or any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with an Affiliate.

            "AFL" shall mean Allied Film Laboratory, Inc., a Michigan corporation.

            "Allied" shall mean Allied Digital Technologies Corp., a Delaware corporation.

            "Allied Common Stock" shall mean the common stock of Allied, par value $.01 per share and any other common stock of Allied authorized at any time.


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            "Allied Guaranty" shall mean that certain Amended and Restated
      Guaranty Agreement dated as of October 30, 1996 made by Allied in favor of Lender, as the same may be amended, modified or supplemented from time to time.

            "Allied Security Agreement" shall mean that certain Security Agreement dated as of October 30, 1996 among Allied, HMG, Holdings and Lender, as the same may be amended, modified or supplemented from time to time.

            "Allied Series A Note Guarantee" shall mean that certain Guarantee dated as of January 11, 1995 made by Allied in favor of Venture Partners, which Guarantee became null and void and of no further force and effect upon the Release Time.

            "Allied Tax Sharing Agreement" shall mean that certain Tax Allocation Agreement dated as of January 11, 1995 among Allied, AFL, HMG, Holdings and Borrower.

            "Allied Warrants" shall mean, collectively, the Class A Redeemable Common Stock Purchase Warrants of Allied, the Class B Redeemable Common Stock Purchase Warrants of Allied, and the warrants to purchase certain units at an exercise price of $9.90 per unit, held by certain underwriters of HMG's initial public offering of equity securities or their assignees.

            "Appraisal Adjustment Amount" at any time shall mean the amount, if any, by which (i) the sum of the outstanding principal balance of the Term Loan and the Additional Loan at such time minus the SOFA Amount at such time exceeds (ii) the amount equal to sixty-five percent of the Appraised FS Amount at such time. The Appraisal Adjustment Amount shall not be less than zero.

            "Appraised FS Amount" at any time shall mean (without duplication) the aggregate "orderly liquidation value," as determined by Lender in its discretion based on appraisals which are satisfactory to Lender in its sole discretion (including without limitation as to the type and method of appraisal) and performed at Borrower's expense, of Borrower's Equipment (which is other than fixtures) in which, at the time of such determination, Lender has a perfected, first priority security interest and lien to secure the Liabilities pursuant to the Financing Agreements and which property in each case is acceptable to Lender for purposes of determining the Appraised FS Amount; provided, however, that there shall be excluded in determining the Appraised FS Amount any such property which Lender in Good Faith believes either is not in existence or in the same condition


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      (ordinary wear and tear excepted) as when appraised or is not subject to a perfected, first priority security interest and lien in favor of Lender to secure the Liabilities. Appraisals after the date of this Agreement shall be conducted by an Appraiser.

            "Appraiser" shall mean an appraiser selected by Borrower from an approved list of appraisers provided to Borrower by Lender for purposes of determining the Appraised FS Amount or, if Borrower fails to engage an appraiser which will complete the required appraisal within thirty (30) days of Lender's request for an appraisal, an appraiser selected by Lender.

            "A/R%" shall have the meaning set forth in subsection 2.2.

            "Authorized Officer" shall mean, at any time, an individual whose signature has been certified to Lender on behalf of Borrower pursuant to a Signature Authorization Certificate actually received by Lender at such time and whose authority has not been revoked prior to such time in the manner prescribed in such Signature Authorization Certificate.

            "Availability" means for any day, the amount available to Borrower to borrow at the end of the immediately preceding day (or if such day is not a Business Day, on the next preceding Business Day) on the Revolving Loan after giving effect to all conditions applicable thereto (including the amount of the Current Asset Base).

            "Base Rate" shall mean the per annum rate of interest announced or published from time to time by Lender at its principal place of business in Chicago, Illinois as its base or equivalent rate of interest, which rate is not necessarily the lowest rate of interest charged by Lender with respect to commercial loans. Any change in the Base Rate shall be effective as of the effective date stated in the announcement by Lender of such change.

            "Benefit Plan" shall mean, with respect to any Person, a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which such Person or an ERISA Affiliate of such Person is, or within the immediately preceding six (6) years was, an "employer" as defined in Section 3(5) of ERISA.

            "Bill-and-Hold Agreement" shall have the meaning set forth in subsection 3.2.


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            "Blocked Accounts" shall have the meaning set forth in subsection
      3.6.

            "Business Day" shall mean a day, other than a Saturday or Sunday, on which banks in Chicago, Illinois are open for the transaction of banking business.

            "Business Plan" shall mean (i) Borrower's 1997 fiscal business plan dated October 24, 1996 in the form furnished to Lender on or about October 24, 1996 for the Fiscal Year of Borrower ending on or about July 31, 1997 and (ii) for any subsequent Fiscal Year such financial projections as to Borrower as to which Lender notifies Borrower in writing are acceptable to Lender in its discretion for purposes of this definition.

            "Capital Expenditures" shall mean, with respect to any Person, all expenditures of such Person for fixed or capital assets, including, without limitation, the incurrence of Capitalized Lease Obligations, all as determined in accordance with GAAP.

            "Capitalized Lease" shall mean, as to any Person at any time, any lease which, in accordance with GAAP, is required to be capitalized on the balance sheet of such Person at such time, and "Capitalized Lease Obligations" of such Person at any time shall mean the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the balance sheet of such Person at such time as lessee under Capitalized Leases.

            "Change of Control" shall mean at any time that (a) any individual or entity, either individually or as part of a "person" (as such term is used in Section 13(d)(3) of the Exchange Act ) shall own, beneficially or of record, 30% or more of the issued and outstanding Allied Common Stock and such percentage ownership is greater than the percentage ownership, beneficially or of record, of the holdings of William H. Smith personally and as trustee of any trust held for the benefit of himself and/or his family (including without limitation any shares of Allied Common Stock held of record by Patricia M. Smith, individually and as trustee of any trust held for the benefit of herself and/or her family, in each case which are beneficially owned by William H. Smith), or the estate of William H. Smith if William H. Smith is deceased or (b) George N. Fishman (or another person reasonably acceptable to Lender who is appointed to such position within 120 days following the date on which the person holding such position ceases to hold such position) shall cease to be the Co-Chairman and Chief Executive Officer of Allied and the Chairman and Chief Executive Officer of HMG, Holdings and Borrower or perform comparable duties to those performed by such officer on October 30,


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      1996. For purposes of this definition, "beneficial ownership" shall have the meaning set forth in Rule 13d-3 of the Exchange Act.

            "Code" shall mean the Uniform Commercial Code of the State of Illinois.

            "Collateral" shall mean, collectively, all property and interests in property now owned or hereafter acquired by Borrower in or upon which a Lien is granted to Lender by Borrower, whether under this Agreement, the other Financing Agreements, or under any other documents, instruments or writings executed by Borrower and delivered to Lender.

            "Collateral Assignment" shall mean that certain Collateral Patent, Trademark, Copyright and License Assignment dated as of October 30, 1996 made by Borrower in favor of the Lender, as the same may be amended, modified or supplemented from time to time.

            "Collateral Documents" shall mean all contracts, agreements, instruments and other documents heretofore, now or hereafter executed and delivered in connection with this Agreement or the other Financing Agreements, pursuant to which Liens are granted to Lender in the Collateral.

            "Collateral Report" shall have the meaning set forth in subsection 3.1.

            "Collecting Banks" shall have the meaning set forth in subsection
      3.6.

            "Commitment Fee Base" shall mean (a) the Maximum Revolving Facility Amount minus (b) the sum of (i) the aggregate outstanding principal balance of the Revolving Loan and (ii) the sum of the undrawn face amount of any Letters of Credit outstanding.

            "Common Stock" shall mean the common stock, no par value, of Borrower.

            "Credit Parties" shall mean, collectively, Borrower, Holdings, HMG, Allied and GLC and any other party that at any time guarantees, or provides security or credit support for, all or any portion of the Liabilities.

            "Current Asset Base" shall have the meaning set forth in subsection 2.2.


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            "CVC Credit Agreement" shall mean that certain Amended and Restated
      Credit Agreement dated November 1, 1990, as amended and restated through September 20, 1993, between 399 Venture Partners, Inc. and Holdings and subsequently terminated by the parties thereto.

            "Default" shall mean the occurrence or existence of any one or more of the events described in subsection 9.1.

            "Distributed Amount" shall have the meaning set forth in subsection 8.8.

            "Distributed Interest Amount" shall have the meaning set forth in subsection 8.18.

            "DOL" shall have the meaning set forth in subsection 7.8.

            "Effective Time" shall have the meaning set forth for such term in that certain Agreement and Consent dated as of October 30, 1996 between Lender, Borrower, AFL and GLC (as amended, modified or supplemented from time to time, the "Agreement and Consent").

            "Eligible Accounts" shall have the meaning set forth in subsection 3.2.

            "Eligible Inventory" shall have the meaning set forth in subsection 3.10.

            "Environmental Lien" shall mean a Lien in favor of any Governmental Authority for (a) any liability under federal, state or local environmental laws or regulations or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a release or threatened release of a hazardous or toxic waste, substance or constituent, or other substance into the environment.

            "Environmental Agreement" shall mean that certain Amended and Restated Environmental Indemnity Agreement dated as of October 30, 1996 made by Borrower in favor of Lender, as the same may be amended, modified or supplemented from time to time.

            "Equipment" shall mean, collectively, all of the equipment and fixtures (as such terms are defined in the Code) of Borrower, together with any and all accessions, parts and appurtenances thereto, whether presently owned or hereafter acquired by Borrower.


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            "ERISA" shall mean the Employee Retirement Income Security Act of
      1974, as amended from time to time, and any successor statute.

            "ERISA Affiliate" shall mean, with respect to any Person, any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code) as such Person; (ii) partnership, trade or business under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person; and (iii) solely for purposes of liability under Section 412(c) (11) of the Internal Revenue Code, for the lien created under
      Section 412(n) of the Internal Revenue Code or for a tax imposed for failure to meet minimum funding standards under Section 4971 of the Internal Revenue Code, member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as such Person, any corporation described in clause (i) above or any partnership, trade or business described in clause (ii) above.

            "Event of Default" shall mean an event which through the passage of time or the giving of notice or both would mature into a Default.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Facility Fee" shall have the meaning set forth in subsection 2.6.

            "Fee Letter" shall mean that certain letter dated October 30, 1996 between Lender and Borrower providing for, among other things, the payment of certain fees in connection with this Agreement, as the same may be amended, modified or supplemented from time to time.

            "Financials" shall have the meaning set forth in subsection 6.4.

            "Financing Agreements" shall mean, collectively, all agreements, instruments and documents, including, without limitation, this Agreement and any security agreements, loan agreements, notes, guarantees, mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, subordination agreements, pledges, powers of attorney, consents, assignments, intercreditor agreements, mortgagee waivers, reimbursement agreements, contracts, notices, leases, financing statements and all other written matter whether heretofore (other than any of the foregoing which prior to the date hereof have been expressly terminated by Lender and are no longer in effect), now or hereafter executed by or on behalf of

      Borrower or any other Credit Party and delivered to Lender, together with all agreements, documents and instruments referred to therein or contemplated thereby, and further including without limitation the Fee Letter, the Collateral Assignment, the Guaranty, the GLC Guaranty, the Holdings Guaranty, the Allied Guaranty, the Allied Security Agreement, the Environmental Agreement, the GLC Environmental Agreement, the Mortgages, the Holdings Subordination Agreement, the Smith Subordination Agreement and any other Collateral Documents.

            "Fiscal Year" shall mean, with respect to any Person, the fiscal year of such Person and, in the case of Borrower, such fiscal year shall begin on August 1 of each year and end on July 31 of the following calendar year or, if Borrower notifies Lender after the date of this Agreement of its intent to so change its fiscal year, such fiscal year shall instead end on the Sunday of each year closest to July 31 of such year and represent the 52 or 53 week period then ending on such date.

            "Free Cash Flow" shall have the meaning set forth in subsection
      8.13.

            "Free Cash Flow Available for Dividends" shall have the meaning set forth in subsection 8.8.

            "Funded Debt" shall mean all Capitalized Lease Obligations and all indebtedness for borrowed money (including without limitation the Liabilities) or which has been incurred for the deferred purchase price of, or in connection with the acquisition of, property or services (other than trade obligations incurred in the ordinary course of business which are not past due).

            "Funded Debt Service" shall have the meaning set forth in subsection 8.13.

            "GAAP" shall mean generally accepted accounting principles as in effect on the date hereof and as applied in preparation of the Financials.

            "General Intangibles" shall mean all general intangibles (as such term is defined in the Code), choses in action, causes of action and all other intangible personal property of Borrower of every kind and nature (other than Accounts) now owned or hereafter acquired by Borrower including, without limitation, corporate, partnership or other business records, inventions, designs, patents, patent applications, service marks, trademarks, trademark applications, trade names, trade styles, trade secrets, goodwill, registrations, computer software, operational manuals, product formulas, blueprints, drawings, copyrights, copyright applications, licenses, franchises, customer lists, tax refunds, tax refund claims, rights and claims against carriers and shippers, rights to indemnification and the like, wherever located, proceeds of insurance covering the lives of key employees on which Borrower is beneficiary, and any letter of credit, guaranty, security interest, lien rights or other security held by or granted to Borrower to secure payment by an Account Debtor.

            "GLC" shall mean Greenfield Land Company, a Michigan co-partnership, and if such partnership is converted into a limited liability company in accordance with the provisions of the GLC Term Loan Agreement, such term shall mean such successor limited liability company.

            "GLC Environmental Agreement" shall mean that certain Amended and Restated Environmental Indemnity Agreement dated as of October 30, 1996 between GLC and Lender, as the same may be amended, modified or supplemented from time to time.

            "GLC Financing Agreements" shall mean, collectively, the "Financing Agreements" (as such term is defined in the GLC Term Loan Agreement).

            "GLC Guaranty" shall mean that certain Amended and Restated Guaranty Agreement dated as of October 30, 1996 made by GLC in favor of Lender, as the same may be amended, modified or supplemented from time to time.

            "GLC Leases" shall mean, collectively, the agreements set forth on
      Schedule 1.1(A), in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions of the Financing Agreements and the GLC Financing Agreements.

            "GLC Liabilities" shall mean the "Liabilities" (as such term is defined in the GLC Term Loan Agreement).

            "GLC Term Loan Agreement" shall mean that certain Amended and Restated Loan and Security Agreement dated as of October 30, 1996 between GLC and Lender, as the same may be amended, modified or supplemented from time to time.

            "Good Faith" shall have the meaning set forth for that term in
      Section 1-201(19) of the Code on the date of this Agreement.

            "Governmental Authority" shall mean any nation or government, any state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Guaranty" shall mean that certain Amended and Restated Guaranty Agreement dated as of October 30, 1996 made by Borrower in favor of Lender, as the same may be amended, modified or supplemented from time to time.

            "HMG" shall mean HMG Digital Technologies Corp., a Delaware corporation formerly known as RCL Acquisition Corp.

            "HMG Consulting Agreements" shall mean those certain letter agreements dated June 16, 1994 between HMG and each of Seymour W. Zises,
      A. Sean Mathis and Mark L. Friedman as originally in effect.

            "HMG Note Dividends" shall mean any dividends paid pursuant to clause (b) or (d) of the proviso in subsection 8.8.

            "HMG Notes" shall mean, collectively, the promissory notes in the aggregate principal amount of $2,000,000 issued by HMG to George Fishman, Donald Olesen and William H. Smith, as Trustee, as the same may be amended, modified or supplemented from time to time in accordance with the provisions of this Agreement and the other Financing Agreements.

            "HMG Notes Maturity Date" shall mean December 31, 1998 and if the maturity of the HMG Notes is extended pursuant to Section 2.1 of the HMG Notes as originally in effect, each last day in March, June, September or December thereafter to which such date is extended.

            "Holder" shall have the meaning set forth in subsection 8.8.

            "Holdings" shall mean HRM Holdings Corp., a Delaware corporation.

            "Holdings Guaranty" shall mean that certain Amended and Restated Guaranty Agreement dated as of October 30, 1996 made by Holdings in favor of Lender, as the same may be amended, modified or supplemented from time to time.

            "Holdings Subordinated Debt" shall mean the outstanding principal balance of the Subordinated Note which on the Effective Time was $1,639,000.

            "Holdings Subordination Agreement" shall mean that certain Amended and Restated Subordination Agreement dated as of October 30, 1996 between the Lender and Holdings, as the same may be amended, modified or supplemented from time to time.

            "Indebtedness" shall mean (i) all obligations on account of money borrowed by, or credit extended to or on behalf of, or for or on account of Borrower; (ii) all obligations of Borrower evidenced by bonds, debentures, notes or similar instruments, whether or not representing obligations for borrowed money; (iii) all obligations of Borrower for the deferred purchase price of, or incurred in connection with the acquisition of, property or services; (iv) all obligations created or arising under any conditional sale agreement or other title retention agreement; (v) all Capitalized Lease Obligations; (vi) all obligations secured by a Lien on property owned by Borrower (whether or not such obligations have been assumed by Borrower); (vii) the face amount of all letters of credit issued for the account of Borrower, the unreimbursed amount of all drafts drawn thereunder, and all other obligations of Borrower associated with such letters of credit or draws thereon; (viii) all obligations of Borrower in respect of acceptances or similar obligations issued for the account of Borrower; (ix) all obligations of Borrower under any interest rate swap, "cap," or "collar," any currency or equity swaps or any other hedging or similar agreement; and (x) all direct or indirect guaranties, endorsements and other contingent obligations in respect of, and obligations to purchase or otherwise acquire or otherwise insure a creditor against loss in respect of, Indebtedness of any Person and any other guaranty, maintenance, support or similar obligations in respect of the performance of others, contingent or otherwise.

            "Indemnified Matters" shall have the meanings set forth in subsection 10.19.

            "Indemnitees" shall have the meaning set forth in subsection 10.19.

            "Initial Distribution" shall have the meaning set forth in subsection 8.8.

            "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

            "INV %" shall have the meaning set forth in subsection 2.2.

            "Inventory" shall mean any and all goods, including, without limitation, goods in transit, wheresoever located, whether now owned or hereafter acquired by Borrower, which are held for sale or lease, furnished under any contract of service or held as raw materials, work in process or supplies, and all materials used or consumed in Borrower's business, and shall include such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by Borrower.

            "Inventory Sublimit" shall mean $3,500,000.

            "IRS" shall have the meaning set forth in subsection 7.8.

            "L/C Facility" shall have the meaning set forth in subsection 2.2.

            "Lending Affiliate" shall mean, as to any Person, (a) each office and branch of such Person, and (b) each entity which, directly or indirectly, is controlled by or under common control with such Person or controls such Person and each office and branch thereof.

            "Letters of Credit" shall mean any letters of credit which heretofore were, or now, or at any time hereafter are issued by Lender at the request of and for the account of Borrower (or AFL prior to the Merger) and which have not expired, been revoked or terminated and all amendments, renewals, extensions or replacements thereof and shall include without limitation all such letters of credit issued by Lender pursuant to the terms of the Hauppauge LSA or the AFL LSA.

            "Liabilities" shall mean all of Borrower's liabilities, obligations and indebtedness to Lender of any and every kind and nature, whether heretofore, now or hereafter owing, arising, due or payable and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise (including obligations of performance) and whether arising or existing under written agreement, oral agreement or operation of law, including, without limitation, all "Liabilities" as such term was defined in the Hauppauge LSA or the AFL LSA, all of Borrower's reimbursement obligations, whether contingent or liquidated, with respect to any Letters of Credit, and all of Borrower's other indebtedness and obligations to Lender under this Agreement and the other Financing Agreements.

            "Lien(s)" shall mean any lien, claim, charge, pledge, security interest, deed of trust, mortgage, other encumbrance or other arrangement having the practical effect of the foregoing or other preferential arrangement of any other kind and shall include the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

            "Loan Account" shall have the meaning set forth in subsection 2.4

            "Loans" shall mean, collectively, the Revolving Loan, the Term Loan and the Additional Loan.

            "Lock Box Accounts" shall have the meaning set forth in subsection 3.6.

            "Loss" shall have the meaning set forth in subsection 9.1.

            "Management Letter" shall have the meaning set forth in subsection 7.1.

            "Maximum Bill-and-Hold Amount" shall mean (i) at any time during September 1 to December 31 in each year, $8,000,000, and (ii) at any other time during any year, $5,000,000.

            "Maximum Revolving Facility Amount" shall mean $22,000,000.

            "Measurement Period" shall have the meaning set forth in subsection 8.8.

            "Merger" shall mean the merger of AFL with and into Borrower pursuant to the Merger Documents in accordance with the laws of Michigan and New York.

            "Merger Documents" shall mean the plans of merger adopted by Borrower and AFL and the Certificate of Merger and Certificate of Merger/Consolidation filed with the Department of State of New York and Michigan Department of Commerce - Corporation and Securities Bureau, respectively, to effect the Merger.

            "Monthly Report" shall have the meaning set forth in subsection 3.1.

            "Mortgages" shall have the meaning set forth in subsection 5.3.

            "Multiemployer Plan" shall mean, with respect to any Person, an employee benefit plan defined in Section 4001(a) (3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by such Person or an ERISA Affiliate of such Person.

            "Net Worth" shall have the meaning set forth in subsection 8.13.

            "Note Holder" shall have the meaning set forth in subsection 8.18.

            "Notes" shall mean, collectively, the Revolving Note, the Term Note and the Additional Term Note.

            "Obsolete Equipment" shall mean Equipment which is reasonably determined by Borrower to be obsolete or unusable by Borrower.

            "Participant" shall mean any Person who purchases a participation from Lender in any of the Liabilities.

            "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

            "Permitted Public Offering" shall mean a public offering by Allied of shares of Allied Common Stock to the public pursuant to a underwriting under the Securities Act of 1933, as amended, at any time during which Allied is required to file periodic reports under the Exchange Act.

            "Permitted Tax Sharing Payments" shall mean payments required to be made by Borrower under the Allied Tax Sharing Agreement.

            "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (whether national, federal, state, provincial, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

            "Plan" shall mean, with respect to any Person, any employee benefit plan defined in Section 3(3) of ERISA in respect of which such Person or any ERISA Affiliate of such Person is, or at any time within the immediately preceding six (6) years was, an "employer" as defined in
      Section 3(5) of ERISA.

            "Prepayment Fee" shall have the meaning set forth in subsection 2.6.

            "Pro Forma" shall mean have the meaning set forth in subsection 6.4.

            "Project X Partnership" shall mean Project X Marketing Co., a general partnership with Borrower and H&S Marketing, Inc., a New York corporation ("H&S"), as its partners, formed pursuant to that certain Joint Venture Agreement dated August ___, 1996 between Borrower and H&S.

            "Release Time" shall have the meaning set forth for such term in the Agreement and Consent.

            "Required Tax Amount" shall have the meaning set forth in subsection 8.18.

            "Retained Earnings Amount" shall have the meaning set forth in subsection 8.8.

            "Revolving Loan" shall have the meaning set forth in subsection 2.2.

            "Revolving Note" shall have the meaning set forth in subsection 2.2.

            "Selected Bill and Hold Accounts" shall have the meaning set forth in subsection 3.2.

            "Series A Note" shall mean the Series A Note dated January 11, 1995, in the principal amount of $3,500,000, issued by HMG to the order of Venture Partners, as amended by Amendment No. 1 to Series A Note dated August 31, 1995 between HMG and Venture Partners, which Series A Note was paid in full at the Release Time and surrendered to HMG.

            "Series B Notes" shall mean, collectively, the promissory notes in the aggregate principal amount of $916,659, issued by HMG to the order of the Persons set forth on Schedule 1.1(B), as the same may be amended, modified or supplemented from time to time in accordance with the provisions of this Agreement and the other Financing Agreements.

            "Signature Authorization Certificate" shall mean a certificate substantially in the form of Exhibit I now or hereafter executed on behalf of Borrower and delivered to Lender.

            "Smith Interest/HMG Note Dividend Conditions" shall mean the conditions set forth in clause (ii) in the proviso of subsection 8.8 and clauses (iv) and (v) of subsection 8.18.

            "Smith Interest Payments" shall mean payments of interest on the Smith Subordinated Notes pursuant to subsection 8.18.

            "Smith Leases" shall mean, collectively, the agreements set forth on
      Schedule 1.1(C), in each case as the same may be amended, modified or supplemented from time to time in accordance with the provisions of the Financing Agreements.

            "Smith Subordinated Notes" shall mean that certain Amended and Restated Promissory Note dated October 30, 1996 made by Borrower to William H. Smith, as Trustee, in the principal amount of $4,000,000 (and amending and restating in its entirety that certain Promissory Note dated January 24, 1995 originally made by AFL to William H. Smith, as Trustee, in the original principal amount of $4,000,000), and that certain Amended and Restated Promissory Note dated October 30, 1996 made by Borrower to William H. Smith, in the original principal amount of $2,000,000 (and amending and restating in its entirety that certain Promissory Note dated November 8, 1995 originally made by Borrower to William H. Smith, in the original principal amount of $2,000,000).

            "Smith Subordination Agreement" shall mean that certain Amended and Restated Subordination Agreement dated as of October 30, 1996 between William H. Smith, individually and as Trustee, and Lender, as the same may be amended, modified or supplemented from time to time.

            "SOFA Amount" shall mean (i) on or before October 31, 1996, $8,657,518, (ii) on November 1, 1996 to and including November 30, 1996, $6,962,056, (iii) on December 1, 1996 to and including December 31, 1996, $6,414,003, (iv) on January 1, 1997 to and including January 31, 1997, $5,805,950, (v) during each month after January 31, 1997 and prior to November 1, 1997 the amount of the SOFA Amount for the prior month minus $608,053, and (vi) on and after November 1, 1997, zero.

            "SP Agent" shall have the meaning set forth in subsection 10.9.

            "Special Dividend Amount" shall have the meaning set forth in subsection 8.8.

            "Special Interest Amount" shall have the meaning set forth in subsection 8.18.

            "Subordinated Note" shall mean that certain Promissory Note dated September 20, 1993 made by Borrower to Holdings in the principal amount of $1,639,000, as the same may be amended, modified or supplemented from time to time in accordance with the provisions of this Agreement and the other Financing Agreements.

            "Subsidiary" shall mean, with respect to any Person, any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by such Person.

            "Tax Amount" shall have the meaning set forth in subsection 8.8.

            "Term" shall have the meaning set forth in subsection 2.8.

            "Term Loan" shall have the meaning set forth in subsection 2.1.

            "Term Loan Reserve" shall mean at any time the aggregate amount of all payments of principal and interest due and payable on the Term Loan or the Additional Loan during the next thirty (30) days, including without limitation all regularly scheduled payments of principal and interest required under the Term Note or the Additional Term Note and all payments required pursuant to subsection 2.3(F) or 2.3(G) or permitted (and for which notice has been given) pursuant to subsection 2.3(H).

            "Term Note" shall have the meaning set forth in subsection 2.1.

            "Termination Charge" shall have the meaning set forth in subsection 2.6.

            "Termination Event" shall mean (i) a reportable event described in
      Section 4043 of ERISA or the regulations promulgated thereunder (other than the reportable event described in Section 4043.20 of such regulations) occurring with respect to any Benefit Plan of Borrower or any ERISA Affiliate of Borrower, or (ii) the withdrawal of Borrower or any ERISA Affiliate of Borrower from a Benefit

      Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of Borrower or any ERISA Affiliate of Borrower, or (iii) the occurrence of an obligation of Borrower or any ERISA Affiliate of Borrower arising under Section 4041 of ERISA to provide affected parties with a written notice of an intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA, or
      (iv) PBGC's institution of proceedings to terminate a Benefit Plan of Borrower or any ERISA Affiliate of Borrower, or (v) any event or condition which might constitute grounds under Section 4041A or 4042 of ERISA for the termination of, or the appointment of a trustee to administer any Benefit Plan or Multiemployer Plan of Borrower or any ERISA Affiliate of Borrower, or (vi) the partial or complete withdrawal (as defined in Section 4203 and 4205 of ERISA) of Borrower or any ERISA Affiliate of Borrower from a Multiemployer Plan, or (vii) the existence in a Multiemployer Plan of a potential withdrawal liability in excess of $100,000 of Borrower or any ERISA Affiliate of Borrower, or (viii) the occurrence of any nonexempt "prohibited transaction" with respect to any plan under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or (ix) as of the last day of any plan year, the present value of the benefits of any Benefit Plan of Borrower or any ERISA Affiliate of Borrower, as determined by the plan's independent actuaries,h date, as determined by such actuaries, of all assets of such plan.

            "Third Party Goods" shall have the meaning set forth in subsection 3.1.

            "Third Party Financed Equipment" shall have the meaning set forth in subsection 8.2.

            "Trustee" shall mean William H. Smith in his capacity as trustee under that certain William H. Smith Trust Agreement dated December 27, 1978 (and given an effective date as of November 13, 1978), as amended and restated on September 2, 1992, and as amended, modified or supplemented thereafter.

            "VCA Note" shall mean that certain 12% Promissory Note dated March 31, 1993, originally made by AFL in favor of VTC, Inc., in an original principal amount of $1,570,315, and assumed by Borrower in connection with the Merger as amended, modified or supplemented from time to time in accordance with the provisions of this Agreement and the other Financing Agreements.

            "Venture Partners" shall mean 399 Venture Partners, Inc., a Delaware corporation, and shall include any other holder or holders of the Series A Note or any portion thereof.

            1.2 Accounting Terms. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder shall be made and determined, both as to classification of items and as to amount, in accordance with GAAP. If any changes in accounting principles or practices from GAAP are occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a change in the method of accounting in the calculation of financial covenants, standards or terms contained in this Agreement or any other Financing Agreement, the parties hereto agree to enter into negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating Borrower's financial condition and performance will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, Borrower shall continue to provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and reported on in accordance with Statement on Auditing Statements No. 62 by Borrower's independent certified public accountants.

            1.3 Other Terms Defined in Illinois Uniform Commercial Code. All other terms contained in this Agreement (and which are not otherwise specifically defined herein) shall have the meanings provided in Article 9 of the Code on the date hereof to the extent the same are used or defined therein.

            1.4 Other Definitional Provisions. Whenever the context so requires, the neuter gender includes the masculine and feminine, the singular number includes the plural, and vice versa. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Sections, subsections, Annexes, Schedules, Exhibits and like references are references to this Agreement unless otherwise specified. References in this Agreement to any Person shall include such Person's successors and permitted assigns.

            2. CREDIT.

            2.1 Term Loan and Additional Loan.

            (A) Term Loan. Lender has heretofore extended certain loans described on Schedule 2.1, which loans have outstanding principal balances as of the date hereof as set forth on Schedule 2.1, to Borrower or AFL (and which, in the case of the loans extended by Lender to AFL, were assumed by Borrower in connection with the Merger) (collectively, the "Term Loan"). The Term Loan shall, after the date hereof, be evidenced, in part, by and repayable in accordance with the terms of a promissory note made by Borrower in favor of Lender (the "Term Note") in the form of Exhibit A with the blanks appropriately filled. The provisions of the Term Note notwithstanding, the Liabilities evidenced by the Term Note shall become immediately due and payable as provided in subsection 9.1, and, without notice or demand, upon the termination of this Agreement pursuant to subsection 2.8.

            (B) Additional Loan. Subject to the provisions of Section 4 below, Lender shall extend at the Release Time an additional loan to Borrower in the principal amount of $1,500,000 (the "Additional Loan"). The Additional Loan shall be evidenced, in part, by and repayable in accordance with the terms of a promissory note made by Borrower in favor of Lender (the "Additional Term Note") in the form of Exhibit B with the blanks appropriately filled. The provisions of the Additional Term Note notwithstanding, the Liabilities evidenced by the Additional Term Note shall become immediately due and payable as provided in subsection 9.1, and without notice or demand, upon the termination of this Agreement pursuant to subsection 2.8.

            2.2 Revolving Loan Facility.

            (A) Revolving Loan Facility. Subject to the provisions of Section 4 below, Lender shall advance to Borrower on a revolving credit basis (the "Revolving Loan"), the lesser of (i) the Maximum Revolving Facility Amount minus the sum of the undrawn face amount of all Letters of Credit outstanding at the time any particular advance is made or (ii) the "Current Asset Base" (as defined below). As used herein, "Current Asset Base" shall mean the amount equal to (i) up to eighty-five percent (85%) (the "A/R%") of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) then outstanding under existing Eligible Accounts, less such reserves as Lender in its sole discretion exercised in Good Faith elects to establish; plus (ii) the lesser of the Inventory Sublimit and an amount equal to up to sixty percent (60%) (the "Inv %")of Borrower's existing Eligible Inventory valued at the lower of cost, determined on a first-in, first-out basis, or market, less such reserves as Lender in its sole discretion exercised in Good Faith elects to establish; minus

(iii) the sum of the undrawn face amount of any Letters of Credit outstanding; and minus (iv) at any time prior to the making of the payments required by subsection 2.3(E) an amount equal to the Additional Reserve. The term "Additional Reserve" shall mean $1,136,000. Without in any way limiting the rights or discretion of Lender hereunder, in the event Lender fails to receive a satisfactory landlord's waiver with respect to any premises leased by Borrower, Lender shall have the right to establish such reserves with respect thereto as Lender elects to establish in its sole discretion exercised in Good Faith. Lender, in its sole and absolute discretion, may elect to make advances to Borrower in excess of the amounts available pursuant to the advance rates set forth above. Lender shall not apply a percentage less than the A/R % or the Inv % except in the exercise of its Good Faith discretion. Each advance to Borrower shall be in integral multiples of $5,000 and shall, on the day of such advance, be deposited, in immediately available funds, in Borrower's demand deposit account with Lender. The Liabilities constituting the Revolving Loan shall, after the date hereof, be evidenced, in part, by a promissory note made by Borrower in favor of Lender (the "Revolving Note") in the form of Exhibit C with the blanks appropriately filled and shall become immediately due and payable as provided in subsection 9.1 hereof, and, without notice or demand, upon the termination of this Agreement pursuant to subsection 2.8 hereof.

            (B) Letter of Credit Facility. Subject to the provisions of Section 4 hereof, Lender may in its sole discretion and at Borrower's request and for the account of Borrower, issue one or more Letters of Credit in an aggregate undrawn face amount outstanding at any one time of up to $1,500,000 (the "L/C Facility"). The Letters of Credit shall be in form and substance acceptable to Lender. Borrower shall reimburse Lender, immediately upon demand, for any payments made by Lender to any Person with respec-of-pocket costs, fees and expenses incurred by Lender in connection with the application for, issuance of or amendment to any Letter of Credit, and until Lender shall be so reimbursed by Borrower, such payments by Lender shall be deemed to be part of the Revolving Loan. Borrower shall execute Lender's standard form of application and reimbursement agreement for each Letter of Credit.

            2.3 Payments and Prepayments.

            (A) The aggregate outstanding principal balance of the Revolving Loan shall not exceed at any time the lesser of (a) the Maximum Revolving Facility Amount minus the sum of the undrawn face amount of all Letters of Credit outstanding or (b) the amount of the Current Asset Base. The aggregate outstanding principal balance of the Revolving Loan based on Inventory shall not at any time exceed the Inventory Sublimit. Borrower shall, if at any time any such excess shall arise, promptly pay to Lender such amount for application to the Liabilities as may be necessary to eliminate such excess.

            (B) Subject to the terms and conditions set forth in subsection 2.8, Borrower may terminate this Agreement and prepay the Liabilities in full during the Term, upon not less than thirty (30) Business Days' prior irrevocable written notice to Lender, provided that upon the effective date of such termination, Borrower shall pay Lender, as liquidated damages and compensation for the costs of being prepared to make funds available to Borrower under this Agreement, the amounts provided for under subsection 2.6(E). Borrower may from time to time make partial prepayments, without penalty or additional fee (except as provided in subsections 2.6(D), 2.6(E) or 2.6(G)), of the Revolving Loan; provided, however, Borrower may not reduce the Maximum Revolving Facility Amount.

            (C) Borrower may prepay all or part of the Term Loan upon at least thirty (30) Business Days' prior irrevocable written notice to Lender of the amount of the principal prepayment and the Business Day for prepayment, provided that upon the date for such prepayment, Borrower shall pay to Lender a Prepayment Fee in the amount required by subsection 2.6(D). Any such prepayments to the principal balance of the Term Loan shall be applied to reduce the regularly scheduled principal installments of the Term Note in the inverse order of their maturity.

            (D) In the event Borrower is permitted to sell or otherwise dispose of any Equipment pursuant to clause (ii) of subsection 8.6, Borrower shall forthwith after consummation of such sale or other disposition prepay, without payment of any Prepayment Fee, the Term Loan (or, if the Term Loan has been paid in full, the Additional Loan) by an amount equal to the proceeds from such sale, net of reasonable expenses and taxes incurred incidental to such sale; provided, however, that amounts used to pay any third party financing which was incurred to purchase the Third Party Financed Equipment which is so sold and the first $25,000 of aggregate net proceeds in each Fiscal Year from such sales shall not be treated as proceeds in determining the amount of any such prepayments. Any such prepayments of the Term Loan or the Additional Loan shall be applied to reduce the regularly scheduled principal installments of the Note evidencing such Loan in the inverse order of their maturity.

            (E) On October 31, 1996, Borrower shall make a prepayment of principal on the Term Loan in an amount equal to $1,139,000, which prepayment shall be in addition to the other payments on the Term Loan required to be made pursuant to this Agreement or the Term Note. No Prepayment Fee shall be due and payable as a result of such prepayment. Such prepayment shall be applied to reduce the regularly scheduled principal ins On October 31, 1997, Borrower shall make a prepayment of principal on the Term Loan in an amount equal to $2,000,000, which prepayment shall be in addition to the other payments on the Term Loan required to be made pursuant to this Agreement or the Term Note. No Prepayment Fee shall be due and payable as a result of such prepayment. Such prepayment shall be applied to reduce the regularly scheduled principal installments of the Term Note in the inverse order of their maturity.

            (G) On October 31, 1998, Borrower shall make a prepayment of principal on the Term Loan in an amount equal to $5,000,000, which prepayment shall be in addition to the other payments on the Term Loan required to be made pursuant to this Agreement or the Term Note. No Prepayment Fee shall be due and payable as a result of such prepayment. Such prepayment shall be applied to reduce the regularly scheduled principal installments of the Term Note in the inverse order of their maturity.

            (H) Borrower may prepay all or part of the Additional Loan upon at least thirty (30) Business Day' prior irrevocable written notice to Lender of the amount of the principal prepayment and the Business Day for prepayment. No Prepayment Fee shall be due and payable as a result of such prepayment. Any such prepayments shall be applied to reduce the regularly scheduled principal installments of the Additional Term Note in the inverse order of their maturity.

            (I) If Lender determines that an Appraisal Adjustment Amount exists at any time, Borrower shall upon notice from Lender immediately pay to Lender the amount of the Appraisal Adjustment Amount for application to the principal of Term Loan and the Additional Loan. No Prepayment Fee shall be due and payable as a result of any such prepayment. Any such prepayments shall be applied to the Term Loan and the Additional Loan in such amounts as are determined by Lender in its sole discretion and shall reduce the regularly scheduled principal installments of the Note (or Notes) evidencing the Loan (or Loans) to which the prepayment is applied by Lender in the inverse order of their maturity.

            2.4 Borrower's Loan Account.

            Lender shall maintain a loan account (the "Loan Account") on its internal data control systems in which shall be recorded (i) all loans and advances (except for the principal amount of the Term Loan and the Additional
Loan) made by Lender to Borrower or for Borrower's account pursuant to this Agreement, including without limitation all payments made by Lender under any Letters of Credit, (ii) all payments made by Borrower or for Borrower's account on all such loans and advances, and (iii) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest. All entries in Borrower's Loan Account shall be made in accordance with Lender's customary accounting practices as in effect from time to time. Borrower promises to pay to Lender the amount reflected as owing by it under its Loan Account and all of its other obligations hereunder and under any of the other Financing Agreements as such amounts become due or are declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) pursuant to the terms of this Agreement and the other Financing Agreements. The foregoing sentence shall not be deemed to limit Borrower's rights set forth in subsection 2.5.

            2.5 Statements. All advances and other financial accommodations to Borrower, and all other debits and credits provided for in this Agreement, may be evidenced by entries made by Lender in its internal data control systems showing the date, amount and reason for each such debit or credit. Until such time as Lender shall have rendered to Borrower written statements of account as provided herein, the balance in Borrower's Loan Account, as set forth on Lender's most recent printout, shall be rebuttably presumptive evidence of the amounts due and owing to Lender by Borrower (other than the unpaid principal balance of the Term Loan and the Additional Loan). Not more than twenty (20) days after the last day of each calendar month, Lender shall render to Borrower a statement setting forth the balance of Borrower's Loan Account, including principal, interest, expenses and fees. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be presumed correct and binding upon Borrower and shall constitute an account stated unless, within thirty (30) days after receipt of any statement from Lender, Borrower shall deliver to Lender written objection thereto specifying the error or errors, if any, contained in such statement.

            2.6 Interest and Fees.

            (A) Borrower shall pay to Lender interest on the outstanding principal balance of (i) the Term Loan and the Additional Loan at a fluctuating rate per annum equal to the Base Rate as from time to time in effect plus one and one-half of one percent (1.50%) and (ii) the Revolving Loan and all other Liabilities at a fluctuating rate per annum equal to the Base Rate as from time to time in effect plus one and one-quarter of one percent (1.25%); provided, however, that following the occurrence and during the continuance of a Default, Borrower shall pay interest from the date of such Default (or, in the event of a Default other than as described in subsection 9.1(A), (H) or (I), from the date of notice to such effect from Lender) at the rate set forth above for each of the Liabilities plus an additional three percent (3.00%) per annum. Interest shall be payable (i) monthly in arrears not later than the first day of each calendar month, (ii) on the termination of this Agreement, and (iii) upon and during the continuance of a Default or after maturity, as provided above or, if sooner, upon demand of Lender. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

            (B) Borrower shall pay to Lender a facility fee (the "Facility Fee") on the average daily amount of the Commitment Fee Base for each month (or portion thereof) from and after October 30, 1996 at the rate of one-half of one percent (.50%) per annum, payable monthly in arrears on the first day of each calendar month for the preceding calendar month (or portion thereof), and on the termination of this Agreement, the first such payment to be made on November 1, 1996. Such fee shall be computed on the basis of a 360-day year for the actual number of days elapsed.

            (C) Borrower shall pay to Lender on the last day of each calendar month during which an audit, inventory analysis or other business analysis is performed by or for the benefit of Lender, or, if earlier, upon the completion of such audit or analysis, an audit fee in an amount equal to $500.00 per day for each person employed to perform such audit or analysis, each which person may be an employee of Lender or an independent contractor, plus all reasonable costs or expenses incurred by Lender or such person or persons in the performance of such audit or analysis.

            (D) In addition to any other fee required to be paid hereunder, in the event of (i) any reduction or payment of the Liabilities at any time other than the end of the Term and if such payment or reduction is a direct or indirect result of Borrower's receipt of the proceeds of other funded indebtedness or similar financing (e.g., lease financing), sale of stock, capital contribution or any other financing or capital of any kind (except for loans, extensions of credit or other financing provided by Lender, cash generated from operations of Borrower and indebtedness permitted by clauses
(iii) and (iv) of subsection 8.2), or (ii) in the event of any prepayment of the Term Loan pursuant to subsection 2.3(C), then Borrower shall pay to Lender, in addition to any other amounts under this Agreement, a prepayment fee ("Prepayment Fee") equal to two percent (2.00%) of the amount of such reduction or payment or prepayment, such fee to be due and payable on the date of the initial application thereof to the Liabilities. Notwithstanding anything herein or in the Term Note or the Additional Term Note to the contrary, Borrower may not, except as permitted pursuant to subsection 2.3, prepay any portion of the Term Loan or the Additional Loan without Lender's consent; any such purported prepayments of the Term Loan or Additional Loan that are received by Lender may be applied to Borrower's Loan Account and any of the Liabilities at the sole election of Lender. Notwithstanding the foregoing, no Prepayment Fee shall be required to be paid under this subsection 2.6(D) with respect to any reduction, payment or prepayment of the Term Loan made out of the proceeds of a Permitted Public Offering or the proceeds from the exercise of Allied Warrants to the extent that the aggregate amount of all such reductions, payments or prepayments of the Term Loan made by Borrower out of the proceeds of such Permitted Public Offering and the proceeds from the exercise of A

            (E) If Borrower terminates this Agreement at any time other than at the end of the Term, then Borrower shall pay to Lender, in addition to Borrower's payment of the then outstanding principal and accrued interest and payment and performance of all other Liabilities (including without limitation any other fees due under this subsection 2.6 and any other fees owed to Lender), a termination charge (the "Termination Charge") in an amount equal to two percent (2.00%) of the amount which is equal to (a) $48,910,168.93 minus (b) the aggregate amount of all principal payments received by Lender on the Term Loan or the Additional Loan which are required to be made by Borrower as regularly scheduled principal payments pursuant to the Term Note or the Additional Term Note or which are required (or permitted) and made pursuant to subsection 2.3(E), 2.3(F), 2.3(G), 2.3(H) or 2.3(I), in each case on which no Prepayment Fee is required to be paid, minus (c) the amount of any reduction or payment of the Liabilities after October 30, 1996 on which Borrower has paid a Prepayment Fee (including any final payment of the Liabilities in connection with the termination of this Agreement on which Borrower pays a Prepayment Fee).

            (F) For each Letter of Credit, Borrower shall pay to Lender a fee (the "L/C Fee") in an amount equal to one and one-half percent (1.50%) per annum of the undrawn face amount of such Letter of Credit, provided that the L/C Fee shall not be less than $500 for any such Letter of Credit. The L/C Fee shall be payable (i) in advance upon the issuance of each Letter of Credit for the number of days remaining in the month during which such Letter of Credit was issued and
(ii) thereafter, monthly in arrears on the first day of each month during which each such Letter of Credit remains outstanding. The L/C Fee shall be computed on the basis of a 360-day year for the actual number of days elapsed. In addition to the L/C Fee, Borrower shall pay to Lender all of Lender's customary charges for out-of-pocket and administrative expenses upon the issuance of any Letter of Credit.

            (G) Borrower shall pay to Lender the fees required to be paid in the Fee Letter at the times specified therein.

            (H) This Agreement and the Notes are hereby limited by this subsection 2.6(H). In no contingency, whether by reason of acceleration of the maturity of the amounts due hereunder or otherwise, shall interest and fees contracted for, charged, received, paid or agreed to be paid to Lender exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest and fees would otherwise be payable to Lender in excess of the maximum amount permissible under applicable law, the interest and fees shall be reduced to the maximum amount permitted under applicable law. If from any circumstance, Lender shall have received anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excess of interest shall be applied to the reduction of the principal amount of the Liabilities and not to the payment of fees or interest, or if such excessive interest exceeds the unpaid balance of the principal amount of Liabilities, such excess shall be refunded to Borrower.

            2.7 Method for Making Payments. Unless otherwise agreed in writing from time to time hereafter, all payments which Borrower is required to make to Lender under this Agreement or under any of the other Financing Agreements shall be made by appropriate debits to Borrower's Loan Account. Lender may in its sole discretion elect to bill Borrower for such amounts, in which case such billed amounts shall be immediately due and payable with interest thereon as provided herein.

            2.8 Term of this Agreement. This Agreement shall be effective until November 30, 2000 (the "Term"). This Agreement shall terminate at the end of the Term; provided, however, that Lender shall retain the right to terminate this Agreement at any time upon the occurrence and during the continuance of a Default and, after or concurrently with the termination of the GLC Term Loan Agreement and payment in full of the GLC Liabilities, Borrower may upon at least thirty (30) Business Days' prior written notice, terminate this Agreement at any time other than at the end of the Term upon the payment by Borrower to Lender, in addition to the then outstanding principal and accrued interest and payment and performance of all other Liabilities (including without limitation any fees due under subsection 2.6 and any other fees owed to Lender), of the Termination Charge; provided further, however, that notwithstanding any termination of this Agreement, all of Lender's rights and remedies under this Agreement and the other Financing Agreements and all of Lender's security interests shall survive any such termination until all of the Liabilities have been fully paid and satisfied and all Letters of Credit have expired, been canceled or terminated. Upon the effective date of any termination of this Agreement, all of the Liabilities shall become immediately due and payable without notice or demand. Notwithstanding any termination, until all of the Liabilities shall have been fully paid and satisfied, and all Letters of Credit shall have expired, been cancelled or terminated, and all financing agreements between Borrower and Lender shall have been terminated, all of Lender's rights and remedies under this Agreement and the other Financing Agreements shall survive, Lender shall be entitled to retain its security interest in and to all existing and future Collateral, and Borrower shall continue to remit collections of Accounts and proceeds as provided herein.

            2.9 Capital Adequacy. If either (i) the introduction of or any change in or in the interpretation of any law or regulation, or (ii) compliance by Lender or any Participant or any of their Lending Affiliates with any guideline or request from any central bank or Governmental Authority (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital or assets of Lender, any

            Participant or any Lending Affiliate as a consequence of, as determined by Lender or such Participant in its sole discretion, the existence of Lender's commitments or obligations under this Agreement or any of the other Financing Agreements, or in the case of any Participant any obligations of such Participant under its participation agreement with Lender, then, upon demand by Lender or such Participant, Borrower immediately shall pay to Lender or such Participant, from time to time as specified by Lender or such Participant, additional amounts sufficient to compensate Lender or such Participant in light of such circumstances. Borrower shall not be required to so compensate Lender, except to the extent such reduced rate of return relates to the existence of Lender's commitments or obligations under this Agreement or any of the other Financing Agreements, or so compensate any Participant, except to the extent such reduced rate of return relates to the existence of such Participant's participation in the Liabilities. Lender or such Participant will exercise reasonable efforts to notify Borrower promptly after it obtains actual knowledge of any such reduced rate of return, but the failure of Lender or such Participant to so notify Borrower shall not limit or otherwise affect the obligations of Borrower under this subsection 2.9. If Lender or any Participant demands any payment under this subsection 2.9, Borrower may prepay the Liabilities and terminate this Agreement as provided in and subject to the conditions set forth in subsection 2.8 (including the requirement therein that terminated and the GLC Liabilities be paid in full) during the 90-day period following such initial demand without payment of a Prepayment Fee or Termination Charge. The obligations of Borrower under this subsection 2.9 shall survive the payment of the Liabilities and termination of this Agreement.

            2.10 Certificate. A certificate signed by an officer of Lender or any Participant (or any of their respective Lending Affiliates, as the case may be), setting forth any additional amount required to be paid by Borrower to Lender or such Participant (or Lending Affiliate, as the case may be) under subsection 2.9 and the computations made by Lender or such Participant (or Lending Affiliate, as the case may be), to determine such additional amount, shall be submitted by Lender or such Participant (or Lending Affiliate, as the case may be) to Borrower in connection with each demand made at any time by Lender or any such Participant (or Lending Affiliate, as the case may be) upon Borrower under said provision. Such certificate, in the absence of manifest error, shall be conclusive as to the additional amount owed.

            3. REPORTING AND ELIGIBILITY REQUIREMENTS.

            3.1 Monthly Reports and Collateral Reports.

            (A) Monthly Reports.

            Borrower shall submit to Lender not later than the twentieth (20th) day of each month, a monthly report (the "Monthly Report"), accompanied by a certificate in the form of Exhibit D-1, which shall be signed by an Authorized Officer. The Monthly Report shall include, as of the last Business Day of the preceding month:

            (i) an aged trial balance of Borrower's Accounts ("Accounts Trial Balance") prepared in a manner reasonably acceptable to Lender and separately identifying each Account Debtor with a Bill-and-Hold Agreement and the Accounts of such Account Debtor relating to such agreements;

            (ii) a schedule of Inventory owned by Borrower and in Borrower's possession or otherwise, by location, valued at the lesser of cost, determined on a first-in, first-out basis, or market, and adjusted for such reserves as Lender has previously indicated to Borrower (or prior to the Merger had indicated to AFL) are deemed by Lender, to be appropriate, in its sole determination made in Good Faith and including a report of any variances or other results of inventory counts performed by Borrower since the date of the last Monthly Report;

            (iii) an aged trial balance of Borrower's accounts payable prepared in a manner reasonably acceptable to Lender and showing the name of each party to whom a payable is due and the amounts, including an aging thereof, in such form as Lender may reasonably request;

            (iv) a reconciliation of Borrower's Accounts and Inventory between the amount shown on Borrower's books and Borrower's collateral reports delivered to Lender in the form of Exhibit D-2 and D-3 attached hereto, respectively;

            (v) the outstanding principal balance of the Liabilities (other than the Term Loan and the Additional Loan and Borrower's reimbursement obligations with respect to then outstanding Letters of Credit) and the aggregate undrawn face amount of all Letters of Credit outstanding;

            (vi) a statement that there exists no Default or Event of Default, or, if any Default or Event of Default exists, a specific description of the nature and the period of existence thereof and the action Borrower has taken and proposes to take with respect thereto;

            (vii) a statement that no Equipment has been sold, damaged, destroyed, abandoned, become obsolete or has otherwise diminished in value and no Equipment has not been used or operated for its originally intended purpose for more than 30 consecutive days or has been used to provide parts for other Equipment (except for (a) ordinary depreciation and wear and tear and (b) damage to or the destruction, retirement (including Equipment retired from service but used for parts) or abandonment of Equipment with a book value not in excess of $50,000 in the aggregate in any one Fiscal Year) since the later of the date of the last Monthly Report or the schedule of Equipment most recently delivered to Lender by Borrower or, if any such events have occurred, describing the same with such specificity as is satisfactory to Lender; and

            (viii) together with the Monthly Report furnished to Lender as of the end of each quarter of each Fiscal Year of Borrower, a listing of all Third Party Goods in Borrower's possession showing the amount and quantity thereof by the owner thereof for each location of Borrower in form and substance satisfactory to Lender.

            (B)   Collateral Reports.

            In addition, Borrower shall provide Lender with a written report on at least a weekly basis reflecting activity for each week, unless requested more often by Lender (the "Collateral Report"), substantially in the form of Exhibit D-4 describing or including, in a form and with such specificity as is reasonably satisfactory to Lender:

            (i) all Eligible Accounts created or acquired by Borrower subsequent to the immediately preceding Collateral Report and specifically identifying those Accounts of Account Debtors with Bill-and-Hold Agreements (using, for purposes of determining whether an Account is an Eligible Account, the criteria set forth in subsection 3.2 and such other criteria as Lender has previously indicated to Borrower (or prior to the Merger had indicated to AFL) are deemed by Lender to be appropriate in its sole determination made in Good Faith); together with copies of any other reports or information, in a form and with such specificity as is reasonably satisfactory to Lender, concerning Accounts included, described or referred to in the Collateral Reports and any other documents in connection therewith requested by Lender, including, without limitation, but only if specifically requested by Lender, copies of all invoices and bills of lading prepared in connection with such Accounts;

            (ii) information in connection with (a) any Account which, to the best of Borrower's knowledge, has ceased to be an Eligible Account since the most recent Collateral Report and (b) any other Account with respect to which any setoff, counterclaim or dispute has been asserted by any Account Debtor or any allegation of delayed performance or nonperformance has been made by any Account Debtor accompanied by a statement of any modification, adjustment or compromise with respect to any such Account which affects the amount due or the time when payment of such Account is to be made;

            (iii) information on all amounts collected by Borrower on Accounts subsequent to the immediately preceding Collateral Report;

            (iv) a calculation of Borrower's Current Asset Base, including information on all sales of or other reductions of and all additions to Inventory, all returns of Inventory, all credits issued by Borrower and all written and all material, verbal complaints and claims against Borrower; and

            (v) such additional information as Lender shall reasonably require, including without limitation, but only if requested by Lender, an itemized statement of the amount of raw materials, work in process or finished goods owned by other Persons in Borrower's possession ("Third Party Goods").

            3.2 Eligible Accounts. Lender shall have the sole right, in its discretion exercised in Good Faith, to determine which Accounts are eligible (the "Eligible Accounts"). Without limiting Lender's discretion, the following Accounts shall not be Eligible Accounts: (i) Accounts which remain unpaid ninety
(90) days after the original date of the applicable invoice; (ii) all Accounts owing by a single Account Debtor, including a currently scheduled Account, if twenty-five percent (25%) or more of the balance of the Accounts owing by such Account Debtor to Borrower are not, or would not be, Eligible Accounts as a result of the application of the provisions of the preceding clause (i); (iii) Accounts with respect to which the Account Debtor is a director, officer, employee, Subsidiary or Affiliate of Borrower; (iv) Accounts with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless with respect to any such Account, Borrower has complied to Lender's satisfaction with the provisions of the Federal Assignment of Claims Act of 1940, including, without limitation, executing and delivering to Lender all statements of assignment and/or notification which are in form and substance acceptable to Lender and which are deemed necessary by Lender to effectuate the assignment to Lender of such Accounts; (v) Accounts with respect to which the Account Debtor is not a resident of the United States unless the Account Debtor has supplied Borrower with an irrevocable letter of credit, issued by a financial institution satisfactory to Lender, sufficient to cover such Account and in form and substance satisfactory to Lender; (vi) Accounts with respect to which the Account Debtor has asserted a counterclaim or has a right of setoff (provided, however, that in the case of a setoff the amount to be eliminated from the balance of an otherwise Eligible Account under this clause shall be limited to the amount of the offsetting claim unless the Account Debtor is contesting the Account or refusing to pay the same); (vii) Accounts for which the prospect of payment or performance by the Account Debtor is or may be impaired as determined by Lender in its sole discretion exercised in Good Faith;
(viii) Accounts with respect to which Lender does not have a first and valid fully perfected security interest; (ix) Accounts with respect to which the Account Debtor is the subject of bankruptcy or a similar insolvenc an assignment for the benefit of creditors or whose assets have been conveyed to a receiver or trustee; (x) Accounts with respect to which the Account Debtor's obligation to pay the Account is conditional upon the Account Debtor's approval or is otherwise subject to any repurchase obligation or return right, as with sales made on a bill-and-hold (except with respect to Selected Bill and Hold Accounts to the extent the aggregate unpaid principal amount of all Selected Bill and Hold Accounts as to all Account Debtors do not exceed the Maximum Bill-and-Hold Amount), guaranteed sale, sale-or-return, sale on approval or consignment basis;
(xi) Accounts to the extent that the Account Debtor's indebtedness to Borrower exceeds a credit limit determined by Lender in Lender's sole discretion; and
(xii) Accounts from Account Debtors located in a state where Borrower has failed to file any required notice of business activities or similar notice or failed to qualify to do business if one or both of such actions is a condition to Borrower's enforcement or collection of such Accounts under state law. In the event that a previously scheduled Eligible Account ceases to be an Eligible Account under the above described criteria, Borrower shall notify Lender thereof immediately after Borrower has obtained knowledge thereof.

            For purposes of this subsection 3.2, the term "Selected Bill and Hold Accounts" shall mean Accounts generated from bill-and-hold arrangements which are subject to an agreement from Borrower and the Account Debtor upon which the Lender is authorized to rely and in the form attached hereto as Exhibit E or otherwise satisfactory in form and substance to Lender in its sole discretion, with respect to the terms of such sales, which agreement is enforceable, has not been breached by Borrower or such Account Debtor or been revoked or terminated or the subject of any attempt by any party thereto to revoke or terminate such agreement (each, a "Bill-and-Hold Agreement") and which do not exceed a limit set in Lender's sole discretion as to the applicable Account Debtor.

            3.3 Account Warranties. With respect to Accounts scheduled, listed or referred to on the initial Accounts Trial Balance or on any subsequent Accounts Trial Balance, Borrower warrants and represents to Lender that: (i) they are genuine, are in all respects what they purport to be, and are not evidenced by a judgment; (ii) they represent undisputed, bona fide transactions, completed in accordance with the terms and provisions contained in the documents, if any, delivered to Lender with respect thereto; (iii) the amounts shown on the respective Accounts Trial Balance, Borrower's books and records and all invoices and statements which may be delivered to Lender with respect thereto are actually and absolutely owing to Borrower and are not in any way contingent; (iv) no payments have been or shall be made thereon except payments immediately deposited into Lock Box Accounts or Blocked Accounts or delivered to Lender pursuant to this Agreement; (v) to the best of Borrower's knowledge, there are no setoffs, counterclaims or disputes existing or asserted with respect thereto and Borrower has not made any agreement with any Account Debtor for any deduction therefrom except a discount or allowance allowed by Borrower in the ordinary course of its business for prompt payment; (vi) there are no facts, events or occurrences known to Borrower which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder as shown on the Accounts Trial Balance, Borrower's books and records and all invoices and statements delivered to Lender with respect thereto; (vii) to the best of Borrower's knowledge, all Account Debtors have the capacity to contract and are solvent; (viii) the services furnished and/or goods sold giving rise thereto are not subject to any Lien except that of Lender and except as specifically permitted in subsection 8.1 below; (ix) Borrower has no knowledge of any fact or circumstance which would impair the validity or collectibility thereof; and (x) to the best of Borrower's knowproceedings or actions which are threatened or pending against any Account Debtor which might result in any material adverse change in such Account Debtor's financial condition. Borrower agrees to notify Lender with respect to any Accounts scheduled on the Accounts Trial Balance with respect to which the warranties in this subsection 3.3 are not true and which Borrower, therefore, does not want Lender to consider as Eligible Accounts.

            3.4 Verification of Accounts. Lender shall have the right, at any time or times hereafter, in the name of a nominee of Lender (and at any time or times after the occurrence and during the continuance of any Event of Default or Default, in Lender's name or in the name of a nominee of Lender), to verify the validity, amount or any other matter relating to any Accounts, by mail, telephone, telegraph or otherwise and in any event to sign Borrower's name on any verification of Accounts and notices thereof to Account Debtors.

            3.5 Account Covenants. Borrower shall promptly upon learning thereof: (i) inform Lender in writing of any material delay in Borrower's performance of any of its obligations to any Account Debtor or of any assertion of any claims, offsets or counterclaims by any Account Debtor (provided, however, that Borrower shall not be deemed to be in breach of clause (i) hereof unless the aggregate amount of Accounts as to which Borrower has failed to inform Lender as required above exceeds $50,000); (ii) furnish to and inform Lender of all material adverse information relating to the financial condition of any Account Debtor; and (iii) notify Lender in writing if any of its then existing Accounts scheduled to Lender with respect to which Lender has made an advance are no longer Eligible Accounts as to which Lender has not previously received notice from Borrower that the same have ceased to be Eligible Accounts hereunder.

            3.6 Collection of Accounts and Payments. Borrower shall establish blocked accounts (the "Blocked Accounts") and, upon Lender's request, lock box accounts (the "Lock Box Accounts") with Lender and with such banks as are acceptable to Lender (collectively, the "Collecting Banks") to which all Account Debtors shall directly remit all payments on Accounts and in which Borrower will immediately deposit all cash and other payments made for Inventory and other payments constituting proceeds of Collateral in the identical form in which such payment was made, whether by cash or check. If Lender has not requested that Borrower establish Lock Box Accounts, Borrower may receive payments from Account Debtors and shall immediately deposit all such payments on Accounts, cash and other payments made for Inventory and other payments constituting proceeds of Collateral, in the identical form in which payment was made, whether by cash or check or otherwise, in the Blocked Accounts or by daily delivery to Lender. Lender may request that Borrower establish Lock Box Accounts at any time after either (i) a Default or Event of Default has occurred or (ii) Lender believes in Good Faith that the payments required to be deposited in Blocked Accounts pursuant to this Agreement exceed the amount of the deposits so made or that the prospect for payment or performance of any of the Liabilities is otherwise impaired. The Collecting Banks shall acknowledge and agree, in a manner satisfactory to Lender, that all payments made to the Blocked Accounts or Lock Box Accounts, as applicable, are the sole and exclusive property of Lender, that the Collecting Banks have no right to setoff against the Blocked Accounts or Lock Box Accounts and that the Collecting Banks will wire or otherwise transfer immediately available funds in a manner satisfactory to Lender, funds deposited into the Blocked Accounts or Lock Box Accounts, as applicable, to Lender on a daily basis as soon as such funds are collected. Borrower hereby agrees that all payments made to the Locks or otherwise received by the Collecting Banks or Lender, whether on the Accounts or as proceeds of Borrower's other Collateral or otherwise, will be the sole and exclusive property of Lender and will be applied on account of Borrower's Liabilities as follows: (i) when collected, for collection of checks and other instruments (including automatic clearing house electronic funds transfers and depository transfer checks) received by Lender at its offices in Chicago, Illinois, Lender will credit (conditional upon final collection) all such payments to Borrower's Loan Account and (ii) all cash payments received by Lender at its offices in Chicago, Illinois, including, without limitation, payments made by wire transfer of immediately available funds received by Lender in time for posting to the account of Lender on the date received, will be credited to Borrower's

Loan Account immediately upon receipt. Borrower and each of its Affiliates, Subsidiaries, shareholders, directors, officers, employees, agents or those Persons acting for or in concert with Borrower shall, acting as trustee for Lender, receive, as the sole and exclusive property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Borrower's Accounts or other Collateral which come into the possession or under the control of Borrower or any of its Affiliates, Subsidiaries, shareholders, directors, officers, employees, agents or those Persons acting for or in concert with Borrower and immediately upon receipt thereof, Borrower shall remit the same or cause the same to be remitted, in kind, to Lender, at Lender's address set forth below. Borrower agrees to pay to Lender any and all fees, costs and expenses which Lender incurs in connection with opening and maintaining the Lock Box Accounts and Blocked Accounts and depositing for collection by Lender any check or item of payment received and/or delivered to any Collecting Bank or Lender, respectively, on account of the Liabilities and Borrower further rse Lender for any claims asserted by the Collecting Banks in connection with Borrower's Blocked Accounts or Lock Box Accounts and any amounts paid to any Collecting Bank arising out of Lender's indemnification of such Collecting Bank against damages incurred by the Collecting Bank in the operation of a Blocked Account or Lock Box Account.

            3.7 Appointment of Lender as Borrower's Attorney-in-Fact. Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all officers, employees, agents and other Persons designated by Lender) as Borrower's true and lawful attorney-in-fact, and authorizes Lender, in Borrower's or Lender's name, to: (a) following the occurrence and during the continuance of a Default (i) demand payment of Accounts; (ii) enforce payment of Accounts by legal proceedings or otherwise; (iii) exercise all of Borrower's rights and remedies with respect to proceedings brought to collect an Account;
(iv) sell or assign any Account upon such terms, for such amount and at such time or times as Lender deems advisable; (v) settle, adjust, compromise, extend or renew any Account; (vi) discharge and release any Account; (vii) prepare, file and sign Borrower's name on any proof of claim in bankruptcy or other similar document against an Account Debtor; (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and deal with all mail addressed to Borrower; and
(ix) do all acts and things which are necessary, in Lender's sole discretion, to fulfill Borrower's obligations under this Agreement; and (b) at any time (i) take control in any manner of any item of payment or proceeds thereof; (ii) have access to any lockbox or postal box into which Borrower's mail is deposited;
(iii) endorse Borrower's name upon any items of payment or proceeds thereof and deposit the same in Lender's account on account of the Liabilities; (iv) endorse Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto; and (v) sign Borrower's name on any verification of Accounts and notices thereof to Account Debtors.

            3.8 Instruments and Chattel Paper. Immediately upon Borrower's receipt thereof, Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment to vest title and possession in Lender, with full recourse to Borrower, all chattel paper and instruments which Borrower now owns or may at any time or times hereafter acquire.

            3.9 Notice to Account Debtors. Lender may, in its sole discretion, at any time or times following the occurrence and during the continuance of a Default, and without prior notice to Borrower, notify any or all Account Debtors that the Accounts have been assigned to Lender and that Lender has a security interest therein. Lender may direct any or all Account Debtors to make all payments upon the Accounts directly to Lender. Lender shall furnish Borrower with a copy of any such notice.

            3.10 Eligible Inventory. Lender shall have the sole right, in its discretion exercised in Good Faith, to determine which Inventory is eligible (the "Eligible Inventory"). Without limiting Lender's discretion, the following Inventory shall not be Eligible Inventory: (i) Inventory which is obsolete, not in good condition, or not either currently usable or currently salable in the ordinary course of Borrower's business; (ii) Inventory which Lender determines, in Lender's discretion exercised in Good Faith and in accordance with Lender's customary business practices, to be unacceptable due to age, type, category and/or quantity; (iii) Inventory which is work in process; (iv) Inventory which is not subject to internal control and management procedures acceptable to Lender, in Lender's sole discretion exercised in Good Faith; (v) Inventory with respect to which Lender does not have a first and valid fully perfected security interest; (vi) Inventory which is stored or placed with a bailee, consignee, warehouseman, supplier, lessor or similar party other than Inventory with warehousemen, bailees or lessors as to which Borrower has notified Lender and which have signed an agreement in favor of Lender in form and substance satisfactory to Lender; (vii) Inventory delivered to Borrower on consignment; and (viii) Inventory which is not located at one of the locations owned or leased by Borrower listed on Schedule 6.5. In the event that previously scheduled Inventory ceases to be Eligible Inventory under the above-described criteria, Borrower shall notify Lender thereof immediately after Borrower has obtained knowledge thereof. Notwithstanding the foregoing, Inventory which is physically located at a location designated as a leased sales office on Schedule
6.5 shall not be Eligible Inventory.

            3.11 Inventory Warranties. With respect to Inventory scheduled, listed or referred to in any Monthly Report or Collateral Report, Borrower warrants that (i) it is located at one of the premises listed for Borrower on Schedule 6.5 and is not in transit; (ii) it is located at the location shown thereon for it; (iii) it is not subject to any Lien whatsoever except for the security interest granted to Lender hereunder and except as specifically permitted in subsection 8.1; and
(iv) it is of good and merchantable quality, free from any defects which would affect the market value of such Inventory. Borrower agrees to notify Lender with respect to any of its Inventory with respect to which the warranties in this subsection 3.11 are not true and which Borrower, therefore, does not want Lender to consider as Eligible Inventory.

            3.12 Inventory Records. Borrower shall at all times hereafter maintain a perpetual inventory, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, Eligible Inventory, Borrower's cost therefor and daily withdrawals therefrom and additions thereto, all of which records shall be available during Borrower's usual business hours at the request of any of Lender's officers, employees or agents. Borrower shall conduct a physical count of the Inventory at least once each year (and, following the occurrence of an Event of Default or a Default, at such other intervals as may be requested by Lender, and promptly following each such physical inventory shall supply Lender with a report in a form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count of the Inventory.

            3.13 Safekeeping of Inventory and Inventory Covenants. Lender shall not be responsible for: (i) the safekeeping of the Inventory; (ii) any loss of or damage to the Inventory; (iii) any diminution in the value of the Inventory; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or any other Person. As between Borrower and Lender, all risk of loss, damage, destruction or diminution in value of the Inventory shall be borne by Borrower. No Inventory shall be, without Lender's prior written consent, at any time or times hereafter stored with a bailee, warehouseman, consignee or similar third party, other than warehousemen or bailees as to which Borrower has notified Lender and which have signed an agreement in favor of Lender in form and substance satisfactory to Lender. Borrower shall not sell any of its Inventory on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or any other basis subject to a repurchase obligation or return right, except that Borrower may sell Inventory on a bill-and-hold basis to the Persons set forth on Schedule 3.13 as to which Borrower has provided Lender with an accurate description of such arrangements and agreements (if not reduced to writing) and true, correct and complete copies of all written agreements, instruments and documents with respect to such arrangements and to such other Persons as to which Borrower has written bill-and-hold arrangements and as to which Lender has received prior written notice from Borrower, together with true, correct and complete copies (and descriptions) of all agreements, instruments and documents with respect to such arrangements; provided however, that the following conditions shall be met:

           (a)(i) Lender is in receipt of a Bill-and-Hold Agreement from Borrower and such Account Debtor which indicates that, notwithstanding any failure of the Account Debtor to receive the goods with respect to any invoice, title to such goods has passed to the Account Debtor and each such invoice evidences a definitive and final sale; and (ii) either the Account Debtor bears the entire risk of loss with respect to such goods or Borrower maintains insurance with respect to such goods which is satisfactory in form and substance to Lender in its sole discretion exercised in Good Faith; provided, however, that Borrower shall not be deemed to have failed to satisfy this condition (a) unless the aggregate face amount of all Accounts with respect to which the conditions have not been satisfied exceeds $50,000; and

            (b) the aggregate outstanding amount of all Accounts sold on a bill-and-hold basis shall not exceed at any time the amount set forth on Schedule 3.13 as to any Account Debtor listed thereon, $250,000 with respect to any Account Debtor not listed on such Schedule, and the Maximum Bill-and-Hold Amount with respect to all Account Debtors;

provided further, however, if any of the arrangements, instruments, documents or agreements referred to in this paragraph (a) of this subsection 3.13 are amended, modified or supplemented, Borrower shall promptly provide Lender with notice thereof and copies (and descriptions) of such amendments, modifications or supplements.

            3.14 Equipment Warranties. With respect to Equipment scheduled, listed or referred to in any Monthly Report or Collateral Report or which is the subject of any Loan, Borrower warrants that (i) it is the lawful owner of the Equipment and it has the right to subject the same to a security interest in favor of Lender; (ii) it is not subject to any Lien except for the security interest granted to Lender hereunder and except as specifically permitted in subsection 8.1; and (iii) at the time of the execution of this Agreement substantially all of such Equipment is in good condition and repair and is currently used or usable in Borrower's business.

            3.15 Equipment Records. Borrower shall at all times hereafter keep correct and accurate records itemizing and describing the location, the kind, type, age and condition of its Equipment, Borrower's cost therefor and accumulated depreciation thereof, and retirements, sales, or other dispositions thereof, all of which records shall be available during Borrower's usual business hours on demand to any of Lender's officers, employees or agents. All Equipment is and shall be kept at the locations for Borrower specified on Schedule 6.5.

            3.16 Safekeeping of Equipment. Lender shall not be responsible for:
(i) the safekeeping of the Equipment; (ii) any loss or damage to the Equipment;
(iii) any diminution in the value of the Equipment; or (iv) any act or default of any repairman, bailee or any other Person with respect to the Equipment. As between Borrower and Lender, all risk of loss, damage, destruction or diminution in value of the Equipment shall be borne by Borrower.

            3.17 Third Party Goods. Borrower shall not hold or accept any Third Party Goods, whether on a consignment basis or otherwise, except (i) consignments from a Person listed on Schedule 3.17 or such other Person consented to by Lender, provided that, with respect to any such Person, Lender has been furnished with an accurate description of the arrangements and agreements (if not reduced to writing) with respect to such Third Party Goods,
(ii) equipment permitted to be leased by Borrower pursuant to this Agreement, and (iii) masters, finishing supplies, cassettes and tapes owned by customers provided in the case of this clause (iii) that (w) the owner bears the entire risk of loss with respect to such Third Party Goods or Borrower maintains insurance with respect thereto comparable to that covering Borrower's own goods,
(x) such Third Party Goods are either physically distinguishable from similar property of Borrower or identified by Borrower as belonging to another Person in a manner reasonably satisfactory to Lender, (y) if requested by Lender, Borrower maintains accurate records and an inventory of such Third Party Goods, and (z) such Third Party Goods are segregated from Borrower's property in a manner reasonably satisfactory to Lender. Borrower shall furnish to Lender a true, correct and complete copy of all instruments, documents and agreements with respect to the arrangements referred to in this subsection 3.17 and if any of the arrangements or instruments, documents or agreements referred to in this subsection 3.17 are amended, modified or supplemented, Borrower promptly shall provide Lender with notice thereof and copies of such amendment, modification or supplement. Schedule 3.17 sets forth a complete listing of all Persons described in clause (i) of the first sentence of this subsection 3.17) now having an interest in any Third Party Goods and the amount thereof. Borrower shall take such action as Lender may from time to time reasonably require to assure Lender that no Personrrower has any interest in the Collateral.

            3.18 Appraisals. At Borrower's expense, Lender, or any Person designated by Lender in writing, shall have the right, from time to time hereafter to call at Borrower's place or places of business (or any other place where any Equipment or other property which may be included in calculating the Appraised FS Amount or any information relating thereto is kept or located), during reasonable business hours and without hindrance or delay to inspect, audit, check and make copies and extracts of any books, records, journals, orders receipts and any correspondence or other data relating to, the Equipment or other property which may be included in calculating the Appraised FS Amount, to confirm that the conditions to any loan or advance under this Agreement have been fully satisfied and to perform any appraisals of any property to determine the Appraised FS Amount. Lender shall use reasonable efforts to give Borrower oral notice prior to its exercise of its rights under this subsection 3.18 and at least twenty-four hours prior to its exercise of its rights to perform any appraisals under this subsection 3.18.

            4.    CONDITIONS OF ADVANCES.

            Notwithstanding any other provisions contained in this Agreement, the making of any loan or advance and the issuance of any Letter of Credit provided for in this Agreement shall be conditioned upon the satisfaction of the following:

            4.1 Borrower's Written Request - Revolving Loan and Letters of Credit. Lender shall have received (a) with respect to a request by Borrower for an advance to be made under subsection 2.2 hereof, no later than 11:00 A.M., Chicago time, on the Business Day an advance is to be made, a telephonic request from an Authorized Officer of Borrower (promptly thereafter confirmed by Borrower in writing) for an advance in a specific amount, and (b) with respect to a request by Borrower for a Letter of Credit to be issued hereunder, not later than two (2) Business Days prior to the Business Day the Letter of Credit is to be issued, a written request therefor from an Authorized Officer of Borrower in a specific amount accompanied by Lender's form of application and reimbursement agreement, duly completed and executed by Borrower. In addition, prior to making any advance or issuing any Letter of Credit, Lender shall have received copies of all other documents required to be delivered to Lender under subsection 5.2 and 7.1 , all Monthly Reports and Collateral Reports required to be delivered to Lender under subsection 3.1 and all documents required to be delivered to Lender under paragraph 3.A of the Holdings Guaranty.

            4.2 Financial Condition. No material adverse change, as determined by Lender in its discretion exercised in Good Faith, in the financial condition or operations of Borrower shall have occurred (a) at any time or times subsequent to the most recent annual financial statements provided pursuant to subsection 7.1(B), and (b) prior to the receipt of the first of such statements, at any time subsequent to most recent annual audited financial statements provided pursuant to the Hauppauge LSA.

            4.3 No Default. There shall not have occurred any Default or Event of Default which is then continuing, nor shall any such Default or Event of Default occur after giving effect to the making of such loan or advance or issuance of such Letter of Credit, as the case may be.

            4.4 Representations and Warranties True and Correct. The representations and warranties of Borrower contained in this Agreement shall be true and correct in all material respects on and as of the date of any advance, loan or issuance of any Letter of Credit, as the case may be, as though made on and as of such date.

            4.5 Other Requirements. Lender shall have received, in form and substance reasonably satisfactory to Lender, all drafts, certificates, orders, authorizations, consents, opinions, affidavits, applications, schedules, instruments, security agreements, financing statements, mortgages and other documents which are provided for hereunder or under the other Financing Agreements, or which Lender may at any time reasonably request.

            5. COLLATERAL.

            5.1 Security Interest. To secure payment and performance of the Liabilities (including without limitation Borrower's liabilities, obligations and indebtedness under the Guaranty), Borrower hereby grants to Lender a right of setoff against and a continuing security interest in and to all of the following property, and interests in the following property, of Borrower, whether now owned or hereafter acquired by Borrower and wheresoever located: (i) Accounts, contract rights, General Intangibles, tax refunds, chattel paper, instruments, notes, letters of credit, documents, and documents of title; (ii) Inventory; (iii) Equipment and fixtures; (iv) Borrower's deposit accounts (general or special) with and credits and other claims against Lender, or any other financial institution with which Borrower maintains deposits; (v) Borrower's monies, and any and all other property and interests in property of Borrower now or hereafter coming into the actual possession, custody or control of Lender or any agent or affiliate of Lender in any way or for any purpose (whether for safekeeping, deposit, custody, pledge, transmission, collection or otherwise); (vi) insurance proceeds of or relating to any of the foregoing;
(vii) insurance proceeds relating to any key man life insurance policy covering the life of any director, officer, employee or former director, officer or employee of Borrower; (viii) insurance proceeds relating to business interruption insurance; (ix) books and records relating to any of the foregoing; and (x) all accessions and additions to, substitutions for, and replacements, products and proceeds, of any of the foregoing. Borrower acknowledges and agrees that the security interests granted in the Hauppauge LSA and the AFL LSA and restated in this Agreement secure the Revolving Loan, the Term Loan, the

Additional Loan and the other Liabilities, including without limitation all of the "Liabilities" as such term was defined in the Hauppauge LSA or the AFL LSA.

            5.2 Preservation of Collateral and Perfection of Security Interests Therein. Borrower shall execute and deliver to Lender, concurrently with the execution of this Agreement, and at any time or times hereafter at the reasonable request of Lender, all financing statements, instruments or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by Lender), as Lender may request, in a form reasonably satisfactory to Lender, to perfect and keep perfected the security interest and Liens in the Collateral granted by Borrower to Lender, or to otherwise protect and preserve the Collateral and Lender's security interest and Liens therein or to enforce Lender's security interests and Liens in the Collateral. Should Borrower fail to do so, Lender is authorized to sign any such financing statements as Borrower's agent. Borrower further agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement.

            5.3 Real Property and Leaseholds. Borrower, at its own expense, will (except that with respect to deliveries relating to Borrower's leaseholds existing on September 1, 1996 which are with Persons which are not Affiliates which require the consent or cooperation of the landlords or fee mortgagees of such leaseholds, Borrower shall only be required to use its best efforts (but not requiring litigation) to), upon Lender's request therefor (i) as soon as practicable and in any event within thirty (30) days of such request, duly execute and deliver to Lender any and all mortgages, trust deeds, deeds of trust, leasehold mortgages, leasehold deeds of trust, pledges, assignments and other security agreements (collectively, the "Mortgages") as specified by and in form and substance satisfactory to Lender, securing payment and performance of the Liabilities in an amount not to exceed the fair market value of the real property and constituting Liens in and to the real properties owned by Borrower and the leaseholds of Borrower as may be designated by Lender, (ii) as soon as practicable and in any event within ten (10) days of such request, deliver to Lender a description of such properties and leaseholds in detail sufficient for recordation and otherwise satisfactory to Lender, (iii) as soon as practicable and in any event within thirty (30) days of such request, deliver to Lender an ALTA survey of said real estate in form and substance acceptable to Lender and certified to Lender, showing no encroachments or other exceptions to title which affect marketability of title other than those permitted in writing by Lender and stating that said real estate is located in an area of minimal flooding or accompanied by evidence that flood insurance to cover any flood risk has been obtained; (iv) as soon as practicable and in any event within thirty (30) days of such request, deliver to Lender an environmental survey with respect to said real estate in form and substance satisfactory to Lender and made by an engineer reasonably satisfactory no environmental risk not reasonably acceptable to Lender; (v) as soon as practicable and in any event within thirty (30) days of such request, if the interest is a leasehold interest, deliver to Lender the lease (and a recorded memorandum of the lease or short form lease sufficient to constitute constructive notice of such lease if such lease is not recorded), and an agreement from the landlord to Lender as to the matters required in subsection 7.12 and such other matters as Lender may reasonably request, in each case in form and substance satisfactory to Lender; (vi) as soon as practicable and in any event within thirty (30) days of such request, deliver to Lender an ALTA loan policy in form and substance reasonably satisfactory to Lender and from a title insurance company reasonably satisfactory to Lender insuring that the Lien of the Mortgages delivered pursuant to this subsection 5.3 is a valid, first priority Lien on such interest in real estate (but subject to the lien of any encumbrance permitted pursuant to subsection 8.1 then of record against the property upon which any such Mortgage is sought) with the following endorsements if such endorsements are available from such title insurance company (or, if not, comparable endorsements available from such title insurance company): revolving credit, contiguity, 3.1 zoning, encroachments, comprehensive mortgage, usury, doing business, location, last dollar, tying and such other endorsements as Lender may require and if such a provision is in the loan policy, waiver of compulsory arbitration; (vii) as soon as practicable and in any event within thirty (30) days of such request, deliver to Lender an opinion of counsel authorized to practice law in the state in which such real estate is located, as to such matters and in form and substance reasonably satisfactory to Lender;
(viii) as soon as practicable and in any event within thirty (30) days of such request, take whatever action (including, without limitation, the recording of financing statements, the giving of notices and the endorsement of notices on title documents) as may be necessary or advisable in the reasonable opinion of Lender to vest in Lender (or in any representative of Lender designated by it), valid and subsisting Liens and valid and perfected security interests in and to the properties purported to be subject to the Mortgages delivered pursuant to this subsection 5.3, enforceable in accordance with their terms (but subject to the lien of any encumbrance permitted pursuant to subsection 8.1 then of record against the property upon which any such Mortgage is sought). At any time and from time to time, Borrower shall promptly execute and deliver any and all further financing statements, instruments and documents (and pay the cost of filing or recording the same in all places reasonably deemed necessary by Lender) and take all such other action as Lender may reasonably deem desirable in obtaining the full benefits of, or in preserving the Liens of, the Mortgages delivered pursuant to this subsection 5.3.

            5.4 Loss of Value of Collateral. Promptly upon becoming aware thereof, Borrower shall immediately notify Lender of any loss, damage, destruction or depreciation (other than ordinary wear and tear), in excess of $50,000 in the aggregate in the value of the Collateral in any Fiscal Year.

            5.5 Setoff. Borrower agrees that Lender has all rights of setoff and banker's lien provided by applicable law and, in addition thereto, Borrower agrees that (in addition to Lender's rights with respect to proceeds of Collateral) at any time (a) any amount owing by Borrower under this Agreement or any other Financing Agreement is then due or (b) any Default exists, Lender may apply to the payment of the Liabilities, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Lender. Without limitation of the foregoing and in addition to Lender's rights with respect to the proceeds of the Collateral, Borrower agrees that upon and after the occurrence and during the continuance of a Default, Lender and each of its branches and offices is hereby authorized, at any time and from time to time, without notice, (i) to setoff against, and to appropriate and apply to the payment of, the Liabilities (whether matured or unmatured, fixed or contingent or liquidated or unliquidated) any and all amounts owing by Lender or any such office or branch to Borrower (whether matured or unmatured, and, in the case of deposits, whether general or special, time or demand and however evidenced) and
(ii) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such Liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Lender may elect in its sole discretion exercised in Good Faith.

            5.6 Cash Collateral. In the event that Lender has issued any Letters of Credit, at any time after (i) the occurrence and during the continuance of a Default, (ii) demand by Lender for payment of the Liabilities as provided in subsection 9.1, (iii) there exists no unpaid principal balance of the Revolving Loan, (iv) this Agreement shall terminate for any reason, or (v) the amount of
(a) the aggregate outstanding principal balance of the Revolving Loan plus the sum of the undrawn face amount of any Letters of Credit outstanding shall exceed the amount of (b) the Current Asset Base plus the sum of the undrawn face amount of any Letters of Credit outstanding, Lender may request of Borrower, and Borrower thereupon shall deliver to Lender, cash collateral for any Letter of Credit. If Borrower fails to deliver such cash collateral to Lender promptly upon Lender's request therefor, Lender may, without limiting Lender's rights or remedies arising from such failure to deliver cash, retain, as cash collateral, cash proceeds of the Collateral in an amount equal to the aggregate undrawn face amount of all Letters of Credit then outstanding. Lender may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Liabilities, including, without limitation, to the payment of any or all of Borrower's reimbursement obligations with respect to any Letter of Credit. Pending such application, Lender may (but shall not be obligated to) (i) invest the same in a savings account, under which deposits are available for immediate withdrawal, with Lender or such other bank as Lender may in its sole discretion select, or (ii) hold the same as a credit balance in an account with Lender in Borrower's name. Interest payable on any such savings account described in the foregoing sentence shall be collected by Lender and shall be paid to Borrower as it is received by Lender, less any fees or other amounts owing by Borrower to Lender with respect to any Letter of Credit and less any amounts necessary to lities which may be due and payable at such time. Lender shall have no obligation to pay interest on any credit balances in any account opened for Borrower pursuant to this Agreement.

            6. WARRANTIES.

            Borrower represents and warrants that as of the date of the execution of this Agreement, and continuing so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:

            6.1 Corporate Existence; Capitalization.

            (A) Borrower is a corporation duly organized and in good standing under the laws of the State of New York and is duly qualified as a foreign corporation and in good standing in all of the jurisdictions where the nature and extent of the business transacted by it or the ownership of its assets makes such qualification necessary, except for those jurisdictions in which the failure so to qualify would not, individually or in the aggregate, have a material adverse effect on Borrower's financial condition, results of operations or business or the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party. Without limiting the generality of the foregoing, Borrower is qualified as a foreign corporation and in good standing in each of the states set forth on Schedule 6.1.

            (B) The authorized capital stock of Borrower consists of 200 shares of Common Stock, of which 200 shares of Common Stock are outstanding, all of which outstanding shares are duly and validly issued, fully paid and nonassessable and all of which outstanding shares are owned of record by Holdings, free and clear of any Lien. The authorized capital stock of Holdings consists of 1,000 shares of Class A common stock, $.001 par value, 1,000 of Class B common stock, $.001 par value, and one share of Class C common stock, $.001 par value, of which 100 shares of Class A common stock are outstanding, all of which outstanding shares are duly and validly issued, fully paid and nonassessable and all of which outstanding shares are owned of record by HMG, free and clear of any Lien. The authorized capital stock of HMG consists of 100 shares of capital stock, $1.00 par value, of which 100 shares of such capital stock are outstanding, all of which shares are duly and validly issued, fully paid and nonassessable and all of which shares are owned of record by Allied, free and clear of any Lien. None of such shares have btion rights and there are no outstanding rights, options, warrants or agreements for the purchase from, or sale or issuance by, Borrower, Holdings or HMG of any capital stock of Borrower or securities convertible into or exchangeable for capital stock of Borrower, Holdings or HMG.

            6.2 Corporate Authority. The execution and delivery by Borrower of this Agreement and of each of the other Financing Agreements to which it is a party and the performance of Borrower's obligations hereunder and thereunder, and the making of the Initial Distribution: (i) are within Borrower's corporate powers; (ii) are duly authorized by Borrower's Board of Directors and, if necessary, Borrower's stockholders; (iii) are not in contravention of the terms of Borrower's Articles or Certificate of Incorporation, or By-Laws, or of any indenture, or other agreement or undertaking to which Borrower is a party or by which Borrower or any of its property is bound or any judgment, decree or order applicable to Borrower; (iv) do not, as of the execution hereof or thereof, require any governmental consent, registration or approval; (v) do not contravene any contractual or governmental restriction binding upon Borrower; and (vi) will not, except as contemplated herein, result in the imposition of any Lien upon any property of Borrower under any existing indenture, mortgage, deed of trust, loan or credit agreement or other material agreement or instrument to which Borrower is a party or by which it or any of its property may be bound or affected.

            6.3 Binding Effect. This Agreement and all of the other Financing Agreements to which Borrower is a party have been duly executed and delivered by Borrower and constitute the legal, valid and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, except as the enforceability thereof may be limited by applicable bankruptcy, reorganization or similar laws affecting the enforcement of creditor's rights generally and except as limited by general principles of equity.

            6.4 Financial Data. Borrower has furnished to Lender a pro forma balance sheet of Borrower as of the Effective Time, which balance sheet is attached hereto as Schedule 6.4 (the "Pro Forma"), and the historical financial statements required under the Hauppauge LSA and the AFL LSA which were required to be delivered thereunder prior to the Effective Time (the "Financials"). The Pro Forma and the Financials are in accordance with the books and records of Borrower and fairly present the financial condition of Borrower and such other Persons covered thereby at the dates thereof and the results of operations of Borrower and such other Persons covered thereby for the periods indicated (and in the case of the Pro Forma, as if the Merger and the transactions contemplated to occur in connection therewith had occurred on the date thereof, but subject to changes in the ordinary course of Borrower's business since July 31,
1996). The Pro Forma and the Financials have been prepared in accordance with GAAP. The historical financial statements to be furnished to Lender in accordance with subsection 7.1 will be in accordance with the books and records of Borrower and the other Persons covered thereby and will fairly present the financial condition of Borrower and Allied and its Subsidiaries at the dates thereof and the results of operations of Borrower and Allied and its Subsidiaries for the periods indicated (subject, in the case of unaudited financial statements, to lack of footnotes and normal year-end adjustments) and such financial statements will be prepared in conformity with GAAP consistently applied throughout the periods involved, except for such changes therein with which the independent certified public accountants issuing the opinion on the financial statements delivered pursuant to subsection 7.1(B) have previously concurred in writing. Since the last day of the Fiscal Year of Borrower ending on or about July 31, 1996, there have been no changes in the condition, financial or otherwise, of Borrower or Allied and its other Subsidiaries as shown on the Financials, except (a) as contemplated herein, and (b) for changes in the ordinary course of business (none of which individually or in the aggregate has been materially adverse). All information, reports and other papers and data furnished to Lender are or will be, at the time the same are so furnished to Lender, accurate and correct in all material respects and complete insofar as completeness may be necessary to give Lender a true and accurate knowledge of the subject matter thereof.

            6.5 Collateral. Except as permitted pursuant to subsection 8.1, all of the Collateral and other property and interests in property of Borrower is and (except as permitted pursuant to subsection 8.6) will continue to be owned by Borrower, has been fully paid for (except for indebtedness with respect thereto which is permitted pursuant to subsection 8.2) and is free and clear of all Liens. The Collateral and all other property and interests in property of Borrower is located at the locations set forth on Schedule 6.5 (which Schedule sets forth all bailment, warehouse and other third party locations where any Collateral or other property is permitted to be located pursuant to this Agreement), except for Inventory in transit. Borrower does not lease any personal property from GLC (other than equipment which constitutes fixtures leased to Borrower pursuant to the GLC Leases).

            6.6 Solvency. Borrower (i) is not "insolvent" as that term is defined in Section 101(32) of the Federal Bankruptcy Code (the "Bankruptcy Code") (11 U.S.C. ss. 101 et seq.), Section 2 of the Uniform Fraudulent Transfer Act ("UFTA"), Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA") or
Section 271 of the New York Debtor and Creditor Law ("NYDCL"), (ii) does not have "unreasonably small capital," as that term is used in Section 548(a)(2)(B)(ii) of the Bankruptcy Code, Section 5 of the UFCA or Section 274 of the NYDCL, (iii) is not engaged or about to engage in a business or a transaction for which its remaining property is "unreasonably small" in relation to the business or transaction as that term is used in Section 4 of the UFTA, (iv) is able to pay its debts as they mature or become due, within the meaning of Section 548(a)(2)(B)(iii) of the Bankruptcy Code, Section 4 of the UFTA, Section 6 of the UFCA and Section 275 of NYDCL, and (v) now owns assets having a value both at "fair valuation" and at "present fair salable value" greater than the amount required to pay Borrower's "debts" as such terms are used in Section 2 of the UFTA, Section 2 of the UFCA and Section 271 of the NYDCL. Borrower shall not be rendered insolvent (as defined above) by the execution, delivery or performance of this Agreement or any of the other Financing Agreements to which it is a party or by the transactions contemplated hereunder or thereunder, including without limitation the Merger or the Initial Distribution

            6.7 Chief Place of Business. As of the execution hereof, the principal place of business and chief executive office of Borrower is located at the location set forth in the preamble to this Agreement. If any change in any such location occurs, Borrower promptly shall notify Lender thereof in accordance with subsection 8.10. As of the execution hereof, the books and records of Borrower, all records of account and all chattel paper (to the extent the same have not been delivered to Lender) are located at the principal place of business and chief executive office of Borrower (or prior to November 30, 1996 at the locations expressly identified as such locations on Schedule 6.5), and if any change in such location occurs, Borrower promptly shall notify Lender thereof in accordance with subsection 8.10.

            6.8 Other Corporate Names. Except as disclosed on Schedule 6.8, Borrower has not used any corporate or fictitious name other than the corporate name shown on such Borrower's Articles or Certificate of Incorporation.

            6.9 Tax Liabilities. Borrower has filed all federal, state and local tax reports and returns required by any law or regulation to be filed by it except for extensions duly obtained, and has either duly paid all taxes, duties and charges indicated due on the basis of such returns and reports, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected. Except as set forth on Schedule 6.9, no federal income tax returns of Borrower (or, in the case of federal income tax returns of AFL, for periods after March 31, 1980) have been audited by the Internal Revenue Service. The reserves for taxes reflected on the Pro Forma and balance sheets included in the Financials are, and the reserves for taxes reflected on the balance sheets submitted to Lender in accordance with the terms of subsection 7.1 will be, adequate in amount for the payment of all liabilities for all federal, state and local taxes (whether or not disputed) of all Persons covered thereby accrued through the date of such balance sheets. There are no material unresolved questions or claims concerning any tax liability of Borrower raised by any Governmental Authority or of which Borrower is otherwise aware.

            6.10 Loans. Except as disclosed in the most recent balance sheet of Borrower and AFL included in the Financials, and for trade payables arising in the ordinary course of Borrower's business since the date of such financial statements, there currently are no loans or other indebtedness for borrowed money of Borrower or any guaranties made by Borrower, except loans and other indebtedness owed to, and guaranties made in favor of Lender pursuant to the Financing Agreements or as permitted pursuant to subsection 8.2 or 8.3. Schedule
6.10 sets forth as of the date hereof all loans or other indebtedness for borrowed money of Borrower or guaranties made by Borrower or assumed by Borrower which are other than loans owed to or guaranties in a favor of Lender and the amounts thereof.

            6.11 Margin Stock. Borrower does not own any margin security and none of the loans advanced or other credit provided to Borrower hereunder will be used for the purpose of purchasing or carrying any margin security or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase any margin security or for any other purpose not permitted by Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

            6.12 Subsidiaries. Borrower has no Subsidiaries.

            6.13 Litigation and Proceedings. There are no judgments, orders, writs or decrees outstanding against Borrower nor is there now pending or, to the best of Borrower's knowledge after diligent inquiry, threatened, any litigation, investigation, contested claim, arbitration or governmental proceeding by or against Borrower, except judgments, orders, writs and decrees and pending or threatened litigation, investigations, contested claims, arbitrations and governmental proceedings which are not, individually or in the aggregate, material to Borrower's financial condition, results of operations or business. The amount of liability set forth on Schedule 6.13 as to each matter listed thereon is the maximum amount of Borrower's liability under such matter.

            6.14 Other Agreements. Borrower is not in default under any contract, lease, or commitment to which it is a party or by which it is bound, except for such defaults which could not, individually or in the aggregate, have a material adverse effect on the Borrower's properties, condition (financial or otherwise), business, operations or prospects or the ability of Borrower to perform its obligations under this Agreement or any of the other Financing Agreements. Borrower knows of no dispute regarding any contract, lease, or commitment which is material to the continued financial success and well-being of Borrower.

            6.15 Employee Controversies. There are no controversies pending or, to the best of Borrower's knowledge after diligent inquiry, threatened or anticipated, between Borrower and any of its employees, other than employee grievances arising in the ordinary course of business which are not, individually or in the aggregate, material to the continued financial success and well being of Borrower. Borrower has no accrued and unpaid liability to any of its employees arising under the Federal Fair Labor Standards Act, as amended. The maximum liability of Borrower as to the employee dispute set forth on
Schedule 6.15 is set forth thereon.

            6.16 Compliance with Laws and Regulations; Environmental Matters.

            (A) General Compliance. The execution and delivery by Borrower of this Agreement and all of the other Financing Agreements to which it is a party and the performance of Borrower's obligations hereunder and thereunder are not in contravention of any law or laws. Borrower is in compliance with all laws, orders, regulations and ordinances of all Governmental Authorities relating to its business, operations and assets, except for laws, orders, regulations and ordinances the violation of which would not, individually or in the aggregate, have a material adverse effect on Borrower's financial condition, results of operations or business or the value of any material portion of the property or assets leased or owned by Borrower.

            (B) Health and Safety Compliance. The operations of Borrower comply with all applicable federal, state or local environmental, health and safety statutes and regulations except where the failure to comply with such statutes and regulations would not, individually or in the aggregate, have a material adverse effect on Borrower's financial condition, results of operations or business or the value of any material portion of the property or assets owned or leased by Borrower. None of the operations of Borrower is subject to any pending or, to the knowledge of Borrower, threatened judicial or administrative proceeding alleging the violation of any federal, state or local environmental, health or safety statute or regulation or to the knowledge of Borrower is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any hazardous or toxic waste, substance or constituent, or other substance into the environment or to remedy any occupational safety or health condition except to the extent arising after the date hereof where the same could not, individually or in the aggregate, have a material adverse effect on Borrower's financial condition, results of operations or business or the value of any material portion of the properties or assets owned or leased by Borrower. Borrower has not filed any notice under any federal or state law or regulation indicating past or present treatment, storage or disposal of a hazardous waste or reporting a spill or release of a hazardous or toxic waste, substance or constituent, or other substance into the environment. Borrower has no contingent liability of which Borrower has knowledge or reasonably should have knowledge in connection with any release of any hazardous or toxic waste, substance or constituent, or any other substance into the environment except to the extent the same could not, individually or in the aggregate, have a material adverse effect on Borrower's financial condition, results ofess or the value of any material portion of the properties or assets owned or leased by Borrower.

            6.17 Patents, Trademarks and Licenses. Borrower possesses adequate assets, licenses, permits, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles and trade names, governmental approvals or other authorizations and other rights that are necessary for Borrower to continue to conduct its business as heretofore conducted by it or contemplated to be conducted by it and all such licenses, permits, patents, patent applications, copyrights, service marks, trademarks, trademark applications, trade styles, trade names, governmental approvals or authorizations and other rights are listed on Schedule 6.17, except for immaterial licenses, permits and governmental approvals and authorizations.

            6.18 ERISA. Neither Borrower nor any ERISA Affiliate of Borrower maintains or contributes to any Plan other than a Plan listed on Schedule 6.18. Each Plan which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code has been determined by the Internal Revenue Service to be so qualified and each trust related to any such Plan has been determined to be exempt from federal income tax under Subsection 501(a) of the Internal Revenue Code. Except as otherwise disclosed on Schedule 6.18, neither Borrower nor any ERISA Affiliate of Borrower maintains or contributes to any employee welfare benefit plan within the meaning of Subsection 3(1) of ERISA which provides lifetime medical benefits to retirees. Each Plan has been administered in all material respects in accordance with its terms and the terms of ERISA, the Internal Revenue Code and all other statutes and regulations applicable thereto. Neither Borrower nor any ERISA Affiliate of Borrower has breached in any material respect any of the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to any Plan. No accumulated funding deficiency (as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Internal Revenue Code) exists in respect to any Benefit Plan. Neither Borrower nor any ERISA Affiliate of Borrower, nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt "prohibited transaction" described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code which could result in any material liability to Borrower, or (ii) has taken any action which would constitute or result in a

            Termination Event with respect to any Plan which could result in any material liability to Borrower. Schedule B, if any, to the most recent annual report filed with the Internal Revenue Service with respect to each Benefit Plan has been furnished to Lender and is complete and accurate; since the date of each such Serial adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B. Neither Borrower nor any ERISA Affiliate of Borrower has incurred any liability to the PBGC which remains outstanding. Neither Borrower nor any ERISA Affiliate of Borrower has (i) failed to make a required contribution or payment to a Multiemployer Plan, or (ii) made or expects to make a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan for which Borrower or any ERISA Affiliate of Borrower has any material liability which has not been satisfied. Neither Borrower nor any ERISA Affiliate of Borrower has failed to make a required installment under subsection (m) of Section 412 of the Internal Revenue Code or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment. Neither Borrower nor any ERISA Affiliate of Borrower is required to provide security to a Plan under
Section 401(a)(29) of the Internal Revenue Code due to a Plan amendment that results in an increase in current liability for the plan year. The present value of the benefits of each Benefit Plan of Borrower and each ERISA Affiliate of Borrower as of the last day of the year for such plan, as determined by such Benefit Plan's independent actuaries, does not exceed the aggregate value, as determined by such actuaries, of all assets under such Benefit Plan. Borrower is not required to contribute to any Multiemployer Plan except the Multiemployer Plan specifically identified on Schedule 6.18. Borrower has given to Lender all of the following: copies, if any, of each Benefit Plan and related trust agreement (including all amendments to such Plan and trust) in existence or committed to as of the date of the execution of this Agreement and the most recent summary plan description, actuarial report, determination letter issued by the Internal Revenue Service and Form 5500 filed in respect of each suisting of all of the Multiemployer Plans with the aggregate amount of the most recent annual contributions required to be made by Borrower and all ERISA Affiliates of Borrower to each such Multiemployer Plan; copies of any information which has been provided to Borrower or any ERISA Affiliate of Borrower regarding withdrawal liability under any Multiemployer Plan and all collective bargaining agreements pursuant to which such contributions are required to be made; and copies of each employee welfare benefit plan within the meaning of Subsection 3(1) of ERISA which provides lifetime medical benefits to employees, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees under each such plan.

            6.19 Condition of Collateral. There has been no material adverse change, as determined by Lender in its sole discretion, in Borrower's financial condition, results of operations or business or in the value of Borrower's Collateral or the other assets and properties owned or leased by Borrower (a) since the date of the most recently delivered Monthly Report or (b) prior to the receipt of the first such Monthly Report, since the date of the most recently delivered monthly report required under subsection 3.1(A) of the Hauppauge LSA.

            6.20 Series A Note and Guarantee. At the Effective Time, the Series A Note was paid in full and surrendered to HMG and the Allied Series A Note Guarantee became null and void and of no further force and effect.

            6.21 Merger. The Merger has been consummated and Borrower is the surviving corporation of the Merger. The Merger Documents constitute all of the documents, agreements and instruments executed and delivered by AFL, Borrower or Borrower's Affiliates in connection with the Merger (other than the Financing Agreements).

            6.22 Survival of Warranties. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement.

            7. AFFIRMATIVE COVENANTS.

            Borrower covenants and agrees that, so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect:

            7.1 Financial Statements. Borrower shall, and shall cause Allied and each of its Subsidiaries to, keep proper books of record and account in which full and true entries will be made of all dealings or transactions of or in relation to the business and affairs of such Person, in accordance with GAAP, and Borrower shall cause to be furnished to Lender:

            (A) Monthly. As soon as practicable, and in any event within twenty
(20) days (provided that such period shall be forty-five (45) days for the month ending concurrently with the end of each Fiscal Year) after the end of each fiscal month (including each fiscal month occurring during the 90-day delivery period applicable to the delivery of annual financial statements furnished to Lender pursuant to subsection 7.1(B)):

            (i) consolidated and consolidating statements of income, retained earnings and cash flow of Allied and its Subsidiaries and statements of income, retained earnings and cash flow of Borrower for such fiscal month and for the period from the beginning of the then current Fiscal Year to the end of such fiscal month and a consolidated and consolidating balance sheet of Allied and its Subsidiaries and a balance sheet of Borrower as of the end of such fiscal month, setting forth in each case, in comparative form, figures (which comparative figures in the case of the statements and balance sheet of Borrower shall be to the combined figures of AFL and Borrower for corresponding periods and dates prior to the Merger) (1) in the case of statements, for the corresponding periods in the preceding Fiscal Year and (2) in the case of balance sheets, as of a date one year earlier, all in reasonable detail and certified as accurate by an Authorized Officer pursuant to a certificate in the form of Exhibit D-5, subject to changes resulting from normal year-end adjustments;

            (ii) consolidated and consolidating statements in which the actual cash flow and income for Allied and its Subsidiaries and statements in which the actual cash flow and income for Borrower for such fiscal month and for the period from the start of the then current Fiscal Year to the end of such fiscal month, and the actual consolidated and consolidating balance sheet of Allied and its Subsidiaries and the actual balance sheet of Borrower at the end of such fiscal month (in each case as required to be delivered pursuant to subsection 7.1(A)(i)) are compared with the corresponding projected statements of income and cash flow and balance sheets for such periods and time furnished to Lender pursuant to subsection 7.1(C) below, in each case in the same format as the audited statements of income and cash flow and the audited balance sheets;

            (iii) (a) copies of all operating statements for such fiscal month prepared by Borrower, Allied or any of Allied's other Subsidiaries for internal use, including, without limitation, statements of cash flow, purchases and sales of inventory and other similar data as Lender may reasonably request, and (b) a comparison of actual cash flow and capital expenditures for Borrower, Allied and Allied's other Subsidiaries with amounts budgeted for such fiscal month;

            (iv) calculations setting forth the compliance with the financial covenants set forth in subsection 8.13, calculations of Free Cash Flow Available for Dividends and the Retained Earnings Amount through the period ending on the last day of the most recently completed month and so long as any of the Smith Subordinated Notes or HMG Notes are outstanding, beginning with the monthly report for the month ending in November 1996 and all months thereafter, calculations showing whether or not the Smith Interest/HMG Note Dividend Conditions have been satisfied for all periods through the period ending on the last day of the most recently completed month;

            (v) in the event that any of the foregoing statements indicate that Borrower, Allied or any of Allied's other Subsidiaries has varied in any material respect from any financial projections provided to Lender, a statement of explanation of such deviation from an Authorized Officer; and

            (vi) a report identifying in detail reasonably acceptable to Lender all intercompany accounts and transactions with Allied and Allied's other Subsidiaries.

            Notwithstanding the foregoing, the consolidated and consolidating statements as to Allied and its Subsidiaries required pursuant to this subsection 7.1(A) shall only be required to be delivered on a quarterly basis as soon as practicable and in any event within forty-five (45) days of the end of each fiscal quarter of each Fiscal Year.

            (B) Annual. As soon as practicable and in any event within ninety
(90) days after the end of each Fiscal Year, audited consolidated and unaudited consolidating statements of income, retained earnings and cash flow of Allied and its Subsidiaries and audited statements of income, retained earnings and cash flow of Borrower for such Fiscal Year and an audited consolidated and unaudited consolidating balance sheet of Allied and its Subsidiaries and audited balance sheet of Borrower as of the end of such Fiscal Year, setting forth in each case, in comparative form, corresponding figures (which corresponding figures in the case of statements and the balance sheet of Borrower shall be to the combined figures of AFL and Borrower for corresponding periods and dates prior to the Merger) for the period covered by the preceding annual audit (in the case of statements) and as of the end of the preceding Fiscal Year (in the case of balance sheets), all in reasonable detail and satisfactory in scope to Lender and audited by independent certified public accountants selected by Borrower and reasonably satisfactory to Lender, whose opinion shall be in scope and substance satisfactory to Lender and Borrower shall use its best efforts to cause such opinion to be addressed on its face to Lender or to be the subject of a reliance letter from such accountants permitting Lender to rely on the contents thereof as if prepared specifically for use by Lender (provided that the unaudited consolidating financial statements required by this subsection 7.1(B) shall be included in the auditor's report required hereunder and referred to as the information used by such auditors in preparing the audited consolidated financial statements and the auditors may refer to such consolidating statements as for information purposes only and may refrain from expressing an opinion thereon);

            (C) Budget. As soon as practicable and in any event within thirty
(30) days before the start of each Fiscal Year, an annual consolidated budget of Allied and its Subsidiaries for such succeeding Fiscal Year in reasonable detail (on a fiscal month basis), including balance sheets and statements of anticipated income and cash flow on a consolidated basis for Allied and its Subsidiaries for such succeeding Fiscal Year (on a fiscal month basis) in reasonable detail, and a detailed statement of the methods and assumptions used in the preparation of such budget;

            (D) Letters from Accountants and Consultants. As soon as practicable and in any event within ten (10) days of delivery to Borrower or Allied or any of Allied's other Subsidiaries, a copy of (i) each "Management Letter" prepared by Borrower's, Allied's or any of Allied's other Subsidiaries' independent certified public accountants in connection with the financial statements referred to in subsection 7.1(B) and (ii) to the extent that such letters may from time to time be issued by Borrower's, Allied's or any of Allied's other Subsidiaries' independent certified public accountants or other management consultants (collectively, "Accounting Systems Letters"), any letter issued by any such independent certified public accountants or other management consultants with respect to recommendations relating to Borrower's, Allied's or any of Allied's other Subsidiaries' financial or accounting systems or controls;

            (E) Default Notices. As soon as practicable (but in any event not more than five (5) days) after any officer of Borrower or Allied or any of Allied's other Subsidiaries obtains knowledge of the occurrence of an event or the existence of a circumstance giving rise to an Event of Default or a Default, notice of any and all such Events of Default or Defaults;

            (F) List of Account Debtors. At the request of Lender, names, addresses and phone numbers of Borrower's Account Debtors;

            (G) Other Defaults and Material Information. As soon as practicable (but in any event not more than five (5) days) after any officer of Borrower or Allied or any of Allied's other Subsidiaries obtains knowledge of the occurrence of an event or the existence of a circumstance giving rise to a default under, or which with the passage of time, notice or both would constitute a default under (a "potential default"), or a material violation of any term of, the HMG Notes, the Series B Notes, the VCA Note, the Smith Subordinated Notes, the Subordinated Note, the Affiliated Leases or any documents relating to any credit facilities maintained by Borrower, Allied, or any of Allied's other Subsidiaries or any other Credit Party (or any Subsidiary of any Credit Party), notice of such default, potential default or violation, and immediately upon the receipt thereof, copies of any notice of any default, potential default or material violation and any other material correspondence received or information known by Borrower or Allied or any of Allied's other Subsidiaries relating to the HMG Notes, the Series B Notes, the VCA Note, the Smith Subordinated Notes, the Subordinated Note, the Affiliated Leases or any credit facilities maintained by Borrower, Allied, or any of Allied's other Subsidiaries or any other Credit Party (or any Subsidiary of any Credit Party);

            (H) Reports and Other Information. Promptly upon the transmission thereof, copies of all such financial statements, proxy statements, notices and reports as Borrower or Allied or any of Allied's other Subsidiaries may send to Allied's public stockholders and copies of all registration statements (without exhibits) and all reports which Borrower or Allied or any of Allied's other Subsidiaries files with the Securities and Exchange Commission (or any governmentalion), including without limitation Allied's Annual Report on Form 10K and Allied's Quarterly Report on Form 10Q; and

            (I) Other Information. With reasonable promptness, such other business or financial data as Lender may reasonably request.

            Borrower further agrees that upon receipt by Borrower or Allied or any of Allied's other Subsidiaries of any Accounting Systems Letters wherein such accountants or consultants have made recommendations for improvements to the financial or accounting systems or controls of Borrower or Allied or any of Allied's other Subsidiaries, Borrower promptly shall, and shall promptly cause Allied or any such other Subsidiary to, commence actions to correct any material defects in or make improvements to such financial or accounting systems or controls unless Lender otherwise consents or Borrower, Allied or such other Subsidiary reasonably disagrees with the need for such actions.

            All financial statements delivered to Lender pursuant to the requirements of this subsection 7.1 (except where otherwise expressly indicated) shall be prepared in accordance with GAAP (subject in the case of interim financial statements to the lack of footnotes and normal year-end adjustments) consistently applied, except for changes therein with which the independent certified public accountants issuing the opinion on the financial statements delivered pursuant to subsection 7.1(B) have previously concurred in writing. Together with each delivery of financial statements required by subsections 7.1(A) and 7.1(B), Borrower shall deliver to Lender a certificate of an Authorized Officer of Borrower in the form attached hereto as Exhibit D-5 setting forth in such detail as is reasonably acceptable to Lender calculations with respect to Borrower's compliance with each of the financial covenants contained in this Agreement (including without limitation subsection 8.13), calculations of Free Cash Flow Available for Dividends and the Retained Earnings Amount through the periods covered by such financial statements and so long as any of the Smith Subordinated Notes or HMG Notes are outstanding, calculations showing whether or not the Smith Interest/HMG Note Dividend Conditions have been met through the periods covered by such financial statements and stating that there exists no Default or Event of Default, or, if any Default or Event of Default exists, specifying the nature and the period of existence thereof and what action Borrower and any of its Affiliates proposes to take with respect thereto. Together with each delivery of financial statements required by subsection 7.1(B), Borrower shall deliver to Lender a certificate of the independent certified public accountants who performed the audit in connection with such statements stating that in making the audit necessary to the issuance of a report on such financial statements, they have obtained no knowledge of any Default or Event of Default, or, if such accountants have obtained knowledge of a Default or Event of Default, specifying the nature and period of existence thereof. Such accountants shall not be liable by reason of any failure to obtain knowledge of any Default or Event of Default which would not be disclosed in the ordinary course of an audit.

            Lender shall exercise reasonable efforts to keep such information, and all information acquired as a result of any inspection conducted in accordance with subsection 7.2, confidential, provided that Lender may communicate such information (a) to any other Person in accordance with the customary practices of commercial banks or financial institutions relating to routine trade inquiries, (b) to any regulatory authority having jurisdiction over Lender, (c) subject to the provisions of subsection 10.6, to any other Person in connection with Lender's sale of any participations in the Liabilities or assignment of any rights and obligations of Lender under this Agreement or any of the other Financing Agreements or in connection with any refinancing of all or any portion of the Liabilities, (d) to any other Person in connection with the exercise of Lender's rights hereunder or under any of the other Financing Agreements, (e) to any Person in any litigation in which Lender is a party, (f) to any other Person if Lender believes in Good Faith that disclosure is necessary or appropriate to comply with any applicable law, rule or regulation or in response to a subpoena, order or other legal process or informal investigative demand, whether issued by a court, judicial or administrative or legislative body or committee or other governmental authority or (g) to any Affiliate of Borrower. If Lender proposes to disclose any confidential information in response to a subpoena, order or other legal process or informal investigative demand, Lender shall endeavor, to the extent permitted by law, to notify Borrower of the same prior to complying therewith; provided, however, that Lender shall not incur any liability to Borrower or any other Person for the failure or any delay in so notifying Borrower. Notwithstanding the foregoing, information shall not be deemed to be confidential to the extent such information (i) was already lawfully in the possession of Lender prior to March 31, 1994 with ro August 31, 1993 with respect to HMG or prior to August 31, 1992 with respect to Hauppauge or Holdings, (ii) is available in the public domain, (iii) becomes available in the public domain other than as a result of unauthorized disclosure by Lender or (iv) is acquired from a Person not known by Lender to be in breach of an obligation of secrecy to Borrower. Borrower authorizes, and shall cause each of Allied and its other Subsidiaries to authorize Lender to discuss the financial condition of Borrower, Allied and each of Allied's other Subsidiaries with such Person's independent certified public accountants and agrees and shall cause Allied and its other Subsidiaries to agree that such discussion or communication shall be without liability to either Lender or Borrower's independent certified public accountants.

            7.2 Inspection. Lender, or any Person designated by Lender (including without limitation any Participant) in writing, shall have the right, from time to time hereafter, to call at Borrower's place or places of business (or any other place where the Collateral or any information relating thereto is kept or located) during reasonable business hours, and, without hindrance or delay, (i) to inspect, audit, check and make copies of and extracts from Borrower's books, records, journals, orders, receipts and any correspondence and other data relating to Borrower's business or to any transactions between the parties hereto, (ii) to make such verification concerning the Collateral as Lender may consider reasonable under the circumstances, and (iii) to discuss the affairs, finances and business of Borrower with any officers, employees or directors of Borrower. Borrower shall pay on demand all photocopying expenses incurred by Lender under this subsection 7.2.

            7.3 Conduct of Business. Borrower shall (i) maintain its corporate existence, (ii) maintain in full force and effect all licenses, bonds, franchises, leases, patents, permits, contracts and other rights necessary or desirable to the profitable conduct of its business, and (iii) continue in, and limit its operations to, the same general line of business as that presently conducted by it. Borrower shall comply with all laws, orders, regulations and ordinances of any federal, foreign, state, local or other Governmental Authority, except for such laws, orders, regulations and ordinances the violation of which would not, individually or in the aggregate, have a material adverse effect on Borrower's financial condition, results of operations or business or Borrower's ability to perform its obligations hereunder or under any of the other Financing Agreements. Borrower shall pay promptly all liabilities to all of its employees arising under the minimum wage and maximum hour provisions of the Fair Labor Standards Act, as the same may be amended from time to time.

            7.4 Claims and Taxes. Borrower agrees to indemnify and hold Lender and each Participant and each of their respective officers, directors, employees, attorneys and agents harmless from and against any and all claims, demands, liabilities, losses, damages, penalties, costs, and expenses (including without limitation reasonable attorneys' and consultants' fees) relating to or in any way arising out of the possession, use, operation or control of any of Borrower's assets, except to the extent arising directly from the gross negligence or willful misconduct of Lender. Borrower shall pay or cause to be paid all license fees, bonding premiums and related taxes and charges, and shall pay or cause to be paid all of Borrower's real and personal property taxes, assessments and charges and all of Borrower's franchise, income, unemployment, use, excise, old age benefit, withholding, sales and other taxes and other governmental charges assessed against Borrower, or payable by Borrower, at such times and in such manner as to prevent any penalty from accruing or any Lien from attaching to its property, provided that Borrower shall have the right to contest in good faith, by an appropriate proceeding promptly initiated and diligently conducted, the validity, amount or imposition of any such tax, assessment or charge, and during the pendency of such good faith contest to delay or refuse payment thereof, if (i) Borrower establishes adequate reserves to cover such contested taxes, assessments or charges, and (ii) such contest does not have a material adverse effect on Borrower's financial condition, results of operations or business, the ability of Borrower to pay or perform any of the Liabilities or the priority or value of Lender's security interest in the Collateral or any collateral or other security under any other Financing Agreement. The obligations of Borrower under this subsection 7.4 shall survive payment of the Liabilities and termination of this Agreement.

            7.5 Closing Costs and Expenses. Borrower shall reimburse Lender on demand for all reasonable expenses and fees paid or incurred in connection with the documentation, negotiation and closing of this Agreement and the Financing Agreements and the Loans, Letters of Credit and other extensions of credit described herein, including, without limitation, lien search, filing and recording fees and taxes and the reasonable fees and expenses of any attorneys and paralegals of Lender (whether such attorneys and paralegals are employees of Lender or are separately engaged by Lender), whether such expenses and fees are incurred prior to or after the date hereof. All reasonable costs and expenses incurred by Lender with respect to the negotiation, documentation and closing of this Agreement and the Financing Agreements and the Loans, Letters of Credit and other extensions of credit described herein and the enforcement, collection and protection of Lender's interest in the Collateral shall be additional Liabilities, payable on demand, repaid as provided in subsection 2.7, and secured by the Collateral.

            7.6 Borrower's Liability Insurance. In addition to insurance required by subsection 7.7, Borrower shall maintain, at Borrower's expense, such public liability, third party property damage and other insurance, in such amounts and with such deductibles as is ordinarily carried by other companies engaged in the same or similar businesses and similarly situated and as is reasonably acceptable to Lender. Lender shall be named as an additional insured on all such insurance.

            7.7 Borrower's Property Insurance and Business Interruption Insurance. Borrower shall, at its expense, keep and maintain the Collateral insured against loss or damage by fire, theft, burglary, pilferage, loss in transit, explosion, spoilage and all other hazards and risks ordinarily insured against by other owners or users of such properties in similar businesses, and shall maintain business interruption insurance, in each case in an amount at least equal to the lesser of (i) the outstanding principal balance of the Liabilities and (ii) the full insurable value of all such property, and with such deductibles as are ordinarily carried by other businesses engaged in the same or similar businesses and as are reasonably acceptable to Lender. All such policies of insurance shall be in form and substance satisfactory to Lender and issued by an insurance carrier or carriers satisfactory to Lender. Borrower shall deliver to Lender the original (or a certified copy) of each of its policies of insurance and evidence of payment of all premiums therefor. Such policies of insurance shall contain an endorsement, substantially in the form attached hereto as Exhibit F or otherwise reasonably acceptable to Lender. Borrower hereby directs all insurers under such policies of insurance to pay all proceeds of insurance policies directly to Lender. Lender is authorized to collect all insurance proceeds and, at Lender's option: (1) apply the proceeds to the reduction of the Liabilities, whether due or not then due or (2) allow Borrower to use such money, or a part thereof, to repair any damage or restore or replace the property that was the subject of such proceeds; provided that if (i) no Default or Event of Default has occurred and is continuing, (ii) in the reasonable judgment of Lender the damaged Collateral can be repaired, restored or rebuilt to an architectural and economical unit of the same character and not less valuable than such Collateral was prior to such damage and destruction, (iii) Borrower has delivered to Lender a business plan in form and substance reasonably satisfactory to Lender demonstrating, to Lender's reasonable satisfaction, that Borrower will be able to continue to operate its business at the same level in all material respects as operated prior to such damage and destruction and that the Liabilities will at all times be collateralized to the same extent as prior to such damage and destruction, and (iv) such proceeds are greater in the aggregate than $50,000 and do not exceed in the aggregate more than $250,000, Lender shall hold the proceeds of such insurance as to Equipment or real estate as Collateral and (provided that no Event of Default or Default has occurred and is continuing or occurs, at which time Lender may in its discretion apply such proceeds to the Liabilities) make them available to Borrower for repair, restoration or replacement of such property on such terms and conditions as Lender may determine in its sole discretion exercised in Good Faith; and further provided that while in possession of such funds Lender shall not be required to invest the same or to hold such funds separate and apart from Lender's other fundscably makes, constitutes and appoints Lender (and all officers, employees or agents designated by Lender) as Borrower's true and lawful attorney-in-fact for the purpose of making, settling and adjusting claims under all such policies of insurance, endorsing the name of Borrower on any check, draft, instrument or other item of payment received by Borrower or Lender pursuant to any such policies of insurance and for making all determinations and decisions with respect to such policies of insurance. If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation of Borrower or any Default, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable.

            7.8 ERISA Reporting. Borrower shall deliver to Lender, at Borrower's expense, the following information as and when provided below:

            (i) as soon as possible, and in any event within twenty (20) days after Borrower or any ERISA Affiliate of Borrower knows or has reason to know that a Termination Event has occurred, a written statement of an Authorized Officer of Borrower describing such Termination Event and the action, if any, which Borrower or such ERISA Affiliate of Borrower has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the Internal Revenue Service ("IRS"), the Department of Labor ("DOL") or PBGC with respect thereto;

            (ii) as soon as possible, and in any event within thirty (30) days after Borrower or any ERISA Affiliate of Borrower knows or has reason to know that a prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the DOL has occurred, a written statement of an Authorized Officer of Borrower describing such transaction;

            (iii) promptly after the filing thereof with the DOL, IRS or PBGC, copies of each annual report, including schedule B thereto, filed with respect to each Benefit Plan;

            (iv) promptly after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower or any ERISA Affiliate of Borrower with respect to such request;

            (v) promptly upon the occurrence thereof, notification of any increases in the benefits of any existing Benefit Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any ERISA Affiliate of Borrower was not previously contributing;

            (vi) promptly upon, and in any event within ten (10) Business Days after, receipt by Borrower or any ERISA Affiliate of Borrower of notice of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan or notice is given by Borrower or any ERISA Affiliate of Borrower to terminate any Benefit Plan or freeze or suspend benefits thereunder, copies of each such notice;

            (vii) promptly upon, and in any event within ten (10) Business Days after, receipt by Borrower or any ERISA Affiliate of Borrower of an unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Internal Revenue Code, copies of such letter;

            (viii) promptly upon, and in any event within ten (10) Business Days after, receipt by Borrower or any ERISA Affiliate of Borrower of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of such notice; and

            (ix) promptly upon, and in any event within twenty (20) Business Days after, Borrower or any ERISA Affiliate of Borrower fails to make a required installment under subsection (m) of Section 412 of the Code or any other payment required under Section 412 on or before the due date for such installment or payment, a notification of such failure.

            7.9 Notice of Suit or Adverse Change in Business. Borrower shall, as soon as possible, and in any event within five (5) Business Days after any officer of Borrower learns of the following, give written notice to Lender of
(i) any material proceeding(s) (including without limitation litigation, investigations, arbitration or governmental proceedings) being instituted or threatened to be instituted by or against Borrower or Allied or any of Allied's other Subsidiaries in any federal, state, local or foreign court or before any commission or other regulatory body (federal, state, local or foreign), (ii) notice that the operations of Borrower or Allied or any of Allied's other Subsidiaries are not in full compliance with all requirements of applicable federal, state or local environmental, health and safety statutes and regulations, except for notices as to matters which, individually and in the aggregate, could not have a material adverse effect on such Person's financial condition, results of operations or business or on the value of any material portion of the Collateral or assets of such Person, (iii) notice that Borrower or Allied or any of Allied's other Subsidiaries is subject to a federal or state investigation evaluating whether any remedial action is needed to respond to the release of any hazardous or toxic waste, substance or constituent, or other substance into the environment, (iv) notice that any properties or assets of Borrower or Allied or any of

Allied's other Subsidiaries are subject to an Environmental Lien, (v) any material adverse change in the financial condition, results of operations or business of Borrower or Allied or any of Allied's other Subsidiaries, and (vi) any changes in the locations of any Collateral or assets of Borrower from the locations listed on Schedule 6.5.

            7.10 Supervening Illegality. If, at any time or times hereafter, there shall become effective any amendment to, deletion from or revision, modification or other change in any provision of any statute, or any rule, regulation or interpretation thereunder or any similar rule or regulation, adversely affecting, in Lender's reasonable determination, Lender's extension of credit described in this Agreement and/or the selling of participations therein, Borrower shall, at Borrower's option, either (i) pay to Lender the then outstanding balance of the Liabilities, and hold Lender harmless from and against any and all obligations, fees, liabilities, losses, penalties, costs, expenses and damages, of every kind and nature, imposed upon or incurred by Borrower by reason of Lender's failure or inability to comply with the terms of this Agreement or any of the other Financing Agreements, or (ii) indemnify and hold Lender harmless from and against any and all obligations, fees, liabilities, losses, penalties, costs, expenses and damages, of every kind and nature, imposed upon or incurred by Lender by reason of such amendment, deletion, revision, modification, or other change. The obligations of Borrower under this subsection 7.10 (other than the obligation to pay the Liabilities referred to in clause (i) above) shall survive payment of the Liabilities and termination of this Agreement.

            7.11 Environmental Safety and Health Laws. If Borrower shall (a) receive any written or material, verbal notice that any violation of any federal, state or local environmental law or regulation may have been committed or is about to be committed by Borrower, (b) receive any written or material, verbal notice that any administrative or judicial complaint or order has been filed or is about to be filed against Borrower alleging a violation of any federal, state or local environmental law or regulation or requiring Borrower to take any action in connection with the release of toxic or hazardous substances into the environment, or (c) receive any written or material, verbal notice from any federal, state or local governmental agency or other Governmental Authority or private party alleging that Borrower may be liable or potentially responsible for costs associated with a response to or cleanup of a release of a toxic or hazardous substance into the environment or any damages caused thereby, Borrower shall provide Lender with a copy of such notice or, in the event of any such verbal notice, a written description of such communication within fifteen (15) days of the receipt thereof. Within fifteen (15) days of Borrower having learned of the enactment or promulgation of any federal, state or local environmental law or regulation which may result in any material adverse change in the Borrower's financial condition, results of operations, Borrower shall provide Lender with notice thereof.

            7.12 Landlord Consents and Waivers. Borrower shall deliver to Lender, on or before the date of the execution of this Agreement with respect to each lease of premises then in effect (except with respect to the leases with Persons which are not Affiliates for which Borrower and AFL were unable to obtain landlord's waivers for Lender under the Hauppauge LSA and the AFL LSA before the date of the execution of this Agreement) and on or before the date of execution of any lease of premises to Borrower with respect any lease in effect thereafter, a landlord's waiver (including, upon Lender's request therefor, a consent to a leasehold mortgage, except that Borrower shall only be required to use its best efforts (but not requiring litigation) to obtain a consent to a leasehold mortgage with respect to the leases of Borrower in effect on the date hereof which are other than with Affiliates) executed by the lessor of each location leased to Borrower. At Lender's request, Borrower shall use its best efforts (but not requiring litigation) to obtain and deliver to Lender a landlord's waiver (including upon Lender's request therefor, a consent to a leasehold mortgage) with respect to any leases for which Borrower and AFL were unable to obtain landlord's waivers before the date of the execution of this Agreement. Each landlord's waiver so delivered shall be in form and substance satisfactory to Lender. Borrower shall pay all of its obligations under such leases of real property when due and promptly shall notify Lender of any breach of, or default under, any such lease.

            7.13 Key Man Life Insurance. Borrower has obtained, and at all times shall maintain in effect a life insurance policy or policies insuring the life of Donald Olesen in the aggregate amount of $1,000,000, which policy or policies of insurance shall be in form and substance reasonable satisfactory to Lender and issued by an insurance carrier or carriers satisfactory to Lender. Borrower shall deliver to Lender the original of each of such policies of insurance and evidence of payment of all premiums therefor. Borrower shall assign each such policy to Lender pursuant to such form of assignment as Lender shall require and shall take such other action with respect thereto as Lender shall require. Each such policy of insurance shall name Borrower as the sole named beneficiary thereof and shall contain endorsements providing that (i) such policy may not be canceled except after 30 days' prior written notice to Lender, and (ii) the beneficiary of such policy may not be changed, or additional beneficiaries named, without Lender's prior written consent. If Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, then Lender, without waiving or releasing any obligation of Borrower hereunder or any Default, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable.

            8. NEGATIVE COVENANTS.

            Borrower covenants and agrees that so long as any Liabilities remain outstanding, and (even if there shall be no Liabilities outstanding) so long as this Agreement remains in effect (unless Lender shall give its prior written consent thereto):

            8.1 Encumbrances. Except as set forth in Schedule 8.1, Borrower shall not create, incur, assume or suffer to exist any Lien of any nature whatsoever on any of its assets, including, without limitation, the Collateral, other than: (i) liens securing the payment of taxes, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which Borrower, if appropriate under generally accepted accounting principles, shall have set aside on its books and records adequate reserves;
(ii) deposits under workmen's compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business; (iii) liens and security interests in favor of Lender; (iv) liens which arise by operation of law, other than Environmental Liens; (v) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property; (vi) liens on Equipment securing purchase money security indebtedness permitted under clause (iv) of the first sentence of subsection 8.2; (vii) liens arising as a result of any judgments or orders requiring payment of not more than $100,000 in the aggregate, provided (a) such judgments and orders are being contested or appealed by Borrower in good faith, by appropriate proceedings promptly initiated and diligently conducted, (b) Borrower has established adequate reserves to cover such judgments and orders and (c) the enforcement of any such lien has been stayed during the pendency of such contest or appeal; and
(viii) other liens and encumbrances on property, which do not, in Lender's sole determination, (a) mateuch property, or (b) materially lessen the value of such property for the purposes for which the same is held by Borrower. Borrower shall not permit the filing of any financing statement naming Borrower as debtor, except for financing statements filed with respect to liens or security interests expressly permitted by this Agreement.

            8.2 Indebtedness. Except as set forth on Schedule 8.2, Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations of a type which would appear on a balance sheet of Borrower prepared in accordance with GAAP, Capitalized Lease Obligations or other Indebtedness, except (i) the Liabilities; (ii) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings, and then only to the extent that Borrower has set aside on its books adequate reserves therefor, if appropriate under generally accepted accounting principles; (iii) indebtedness in connection with leases of vehicles from time to time by Borrower which are used by Borrower in the ordinary course of its business; (iv) indebtedness not to exceed $200,000 in the aggregate incurred in any Fiscal Year in connection with the purchase of any Equipment or other Capital Expenditures so long as such indebtedness is not used to finance more than eighty percent (80%) of the purchase price of such property (the "Third Party Financed Equipment"); and (v) Capital Leases entered into after the date hereof so long as the aggregate amount of all Capitalized Lease Obligations (including those listed on Schedule 8.2) do not exceed $1,400,000. Except for (a) prepayments made in the ordinary course of business to obtain prompt payment discounts offered on trade obligations incurred in the ordinary course of business; (b) immaterial prepayments of obligations incurred in the ordinary course (other than Funded Debt or obligations owed to any Affiliate within the meaning of subsection 8.11 hereof); (c) prepayments of the Subordinated Note resulting from payments in lieu of dividends as permitted pursuant to subsection 8.8; and (d) prepayments otherwise expressly permitted by this Agreement, Borrower shall not pay any obligation or 8.3 Consolidations, Mergers or Acquisitions. Borrower shall not recapitalize, consolidate with, merge with, or otherwise acquire all or substantially all of the assets or properties of any other Person or enter into any agreement with respect to any of the foregoing.

            8.4 Investments or Loans. Borrower shall not make or permit to exist investments or loans in or to any other Person, except (i) investments in short-term direct obligations of the United States Government; (ii) investments in negotiable certificates of deposit maturing within thirty (30) days from the date of issuance, issued by Lender or an affiliate of Lender or by any other federally insured bank (provided that any such investments do not exceed the limit of any such federal insurance) satisfactory to Lender, in its reasonable discretion, and payable to the order of Borrower or to bearer and delivered to Lender; (iii) investments in commercial paper issued by companies organized under the laws of the United States or any state thereof, maturing in ninety
(90) days or less from the date of issuance, which at the time of acquisition by Borrower is rated A-1/P-1 by Standard & Poor's Corporation or Moody's Investors Services, Inc. (unless issued by the parent of Lender), and pledged to Lender;(iv) advances to Borrower's officers, directors and employees permitted by clause (i) or (iii) of subsection 8.7; and (v) Borrower's existing investment of $10,000 in the Project X Partnership plus an additional investment therein of an aggregate amount not to exceed $10,000.

            8.5 Guarantees. Borrower shall not, directly or indirectly, guarantee, endorse or otherwise in any way become or be responsible for obligations of any other Person or otherwise ensure a creditor against loss in respect of indebtedness of any other Person, whether by agreement to purchase the indebtedness of any other Person, or through the purchase of goods, supplies or services, or maintenance of working capital or other balance sheet covenants or conditions, or by way of stock purchase, capital contribution, advance or loan for the purpose of paying or discharging any indebtedness or obligation of such other Person or otherwise, except (i) endorsements of negotiable instruments for collection in the ordinary course of business and (ii) the Guaranty.

            8.6 Disposal of Property. Borrower shall not sell, lease, transfer or otherwise dispose of any of the Collateral or any of its other properties, assets and rights to any Person, except for (i) sales of Inventory to customers in the ordinary course of business; and (ii) the sale of Obsolete Equipment by Borrower provided that (a) the aggregate value of all such Equipment sold pursuant to clause (ii) of this subsection 8.6 during the Fiscal Year does not exceed $25,000, (b) as to any such Equipment with a value in excess of $5,000, at least ten (10) Business Days prior written notice of such sale shall have been given to Lender, which notice shall include a brief description of the Equipment to be sold, the consideration to be received for the Equipment to be sold, the value of all Equipment sold pursuant to clause (ii) of this subsection
8.6 during the Fiscal Year (including the value of the Equipment proposed to be sold), and (c) immediately upon the sale of any such Equipment, Borrower shall make a prepayment on the Term Loan (or, if the Term Loan has been paid in full, the Additional Loan) as required by subsection 2.3(D). The term "value" as used in this subsection 8.6 shall mean the greater of fair market value or the appraised value as set forth on the most recent appraisal.

            8.7 Compensation to Officers and Others. Borrower shall not make any loans to, or pay any bonuses, fees or other amounts to, any officers, directors or employees of Borrower or to stockholders of Borrower except for (i) advances and reimbursements for travel and expenses to Borrower's officers, directors or employees in the ordinary course of business and consistent with past practices;
(ii) reasonable compensation, payments and bonuses to all salaried personnel that are not Affiliates (other than John Mangini, Grant Ireland, George Fishman, Donald Olesen and William H. Smith who may receive payments subject to the proviso set forth in this clause (ii)) for services rendered in the ordinary course and pursuant to the reasonable requirements of Borrower's business and in amounts substantially in accord with industry and prior practices, provided that payments, salaries and bonuses to the persons listed on Schedule 8.7 shall not exceed the amounts set forth for such persons in such Schedule; (iii) loans made to employees of Borrower who are not also officers or directors or former officers or directors of Borrower or of any Affiliate which are made on terms and in amounts consistent with Borrower's past practices and which do not exceed at any time $150,000 in the aggregate for all such employees; and (iv) dividends to Borrower's sole stockholder permitted pursuant to subsection 8.8.

            8.8 Dividends and Stock Redemptions. Borrower shall not, directly or indirectly, (i) redeem, purchase or otherwise retire any of its shares of capital stock, (ii) declare or pay any dividends on any class or classes of capital stock, (iii) return capital of Borrower to its stockholders, or (iv) make any other distribution on or in respect of any shares of any class of capital stock of Borrower; provided, however, that if no Default or Event of Default has occurred and is continuing or would occur as a result thereof and provided further that:

(i) except in the case of Special Dividend Amount, after giving effect to the payment of any such dividend the cumulative amount of all dividends described in clauses (b), (c), (d) and (e) below paid after the date hereof does not exceed the Retained Earnings Amount for the period from July 31, 1996 to the date of the financial statements most recently received by Lender pursuant to subsection 7.1(A)(the "Measurement Period");

(ii) in the case of a dividend under clause (b) (which is other than a Special Dividend Amount) or (d) below, Borrower's net income and Free Cash Flow for all monthly periods beginning on August 1, 1996 through and including the end of the most recent month ending prior to the date of the proposed dividend, as reflected by the financial statements required to be delivered by Borrower to Lender pursuant to subsection 7.1, are each equal to or greater than the comparable amounts set forth in the Business Plans covering such periods;

(iii) in the case of a dividend under clause (b) (which is other than a Special Dividend Amount), (c), (d) or (e) below, Borrower's average Availability on such day and for the preceding sixty (60) days was not less than $2,000,000 plus the amount of any such dividend and any other dividends paid under this subsection 8.8 during such period;

(iv) in the case of a dividend under clause (b) (which is other than a Special Dividend Amount), (c), (d) or (e) below, after giving effect to the payment of any such dividend Borrower's Availability is not on the succeeding day, and reasonably is not expected to be at any time during the following sixty (60) days, less than $2,000,000;

(v) in the case of a dividend under clause (d) or (e) below, after giving effect to any such dividend, the cumulative amount of all dividends described under clauses (b), (c), (d) and (e) below paid after the date hereof does not exceed 75% of Borrower's Free Cash Flow Available for Dividends accruing in the Measurement Period; and

(vi) in the case of a dividend described in clause (b), (c), (d) or (e) below, at least two (2) Business Days prior to making or declaring such dividend, Lender shall have received a certificate of an Authorized Officer of Borrower in the form attached hereto as Exhibit G acceptable in form and substance to Lender and setting forth in detail Borrower's compliance with each of the requirements contained in this subsection for such dividend and detailed calculations with respect thereto, then, to the extent otherwise permitted by law:

      (a) Borrower may declare and pay at the Release Time cash dividends in an amount equal to $1,535,540.10 (plus the amount of accrued but unpaid interest on the Series A Note after October 30, 1996 not to exceed $1,666.67 per day) with respect to its shares of Common Stock, to enable Holdings to make a dividend with respect to the shares of its common stock in such aggregate amount, and which will be used by HMG together with the proceeds of the HMG Notes to pay the Series A Note in full (the "Initial Distribution");

      (b) Borrower may declare and pay cash dividends with respect to shares of its Common Stock in the amount equal to the aggregate amount of regularly scheduled payments of interest on Schedule 8.8 which are due and payable under any outstanding HMG Notes on the dates set forth for payment of such interest payments on said Schedule; provided, however, that if in any calendar year the Tax Amount with respect to any Holder for such calendar year is greater than the Distributed Amount for such Holder for such calendar year, Borrower may declare and pay a cash dividend as and when the Tax Amount becomes due and payable for such calendar year in the amount of the Special Dividend Amount for such Holder, so long as such Special Dividend Amount is distributed by Holdings to HMG and used by HMG to pay interest accruing on such Holder's HMG Note (provided, however, that estimated portions of the Special Dividend Amount may be declared and paid in the amount of and as and when reasonable estimated payments of the Tax Amount are due and payable, but such payments shall be used by HMG to advance interest which is payable upon the HMG Notes upon the final determination of the Special Dividend Amount (which shall be calculated based upon the actual Tax Amount) and if such amounts exceed the actual Special Dividend Amount permitted to be paid, such dividends shall instead be credited and reduce subsequent dividends permitted to be paid under this clause and likewise shall be credited and reduce subsequent interest payments permitted to be paid on the HMG Notes);

      (c) Borrower may declare and pay cash dividends with respect to the shares of its Common Stock in the amount equal to the aggregate amount of regularly scheduled payments of interest on Schedule 8.8 which are due and payable under any outstanding Series B Notes on the dates set forth for payment of such interest payments on said Schedule, so long as such amounts are distributed by Holdings to HMG and used by HMG to pay interest accruing on the Series B Notes;

      (d) Borrower may declare and pay cash dividends on any HMG Notes Maturity Date with respect to shares of its Common Stock in an amount not to exceed the aggregate unpaid principal amount of the HMG Notes on such date, provided that after giving effect thereto the aggregate amount of all cash dividends paid pursuant to this clause (d) for all such HMG Notes Maturity Dates does not exceed $2,000,000; and

      (e) Borrower may declare and pay cash dividends on January 1, 1999 with respect to shares of its Common Stock in an amount not to exceed to the aggregate unpaid principal amount of the Series B Notes on such date, provided that after giving effect thereto, the aggregate amount of all cash dividends paid pursuant to this clause (e) does not exceed $916,659.

As used herein, the following terms shall have the following meanings:

            "Distributed Amount" shall mean with respect to any Holder for any period, the amount of interest paid to such Holder on the HMG Notes from dividends declared pursuant to clause (b) of the proviso in this subsection 8.8 during such period (other than amounts finally determined to be Special Dividend Amounts), assuming that all such dividends under such clause (b) are distributed to pay interest to all Holders pro rata in proportion to the principal amount of each Holder's HMG Notes.

            "Free Cash Flow Available for Dividends" shall mean for any period, without duplication, an amount equal to the following for such period: (i) net income; plus (ii) the sum of the following amounts, to the extent deducted in determining net income: (A) depreciation expense, (B) amortization expense, and (C) interest expense; minus (iii) the sum of the following amounts (X) Capital Expenditures paid by Borrower (except for Capital Expenditures paid for with the proceeds of Funded Debt (including Capital Lease Obligations)), and (Y) required payments of principal and interest on Funded Debt (including all amounts paid on any Capitalized Lease Obligations), other than required principal payments on the Revolving Loan; all as determined in accordance with GAAP.

            "Holder" shall mean William H. Smith, as Trustee, George Fishman and Don Olesen in their capacities as holders of an HMG Note.

            "Retained Earnings Amount" shall mean for any period, the amount of the net increase, if any, to retained earnings during such period as determined in accordance with GAAP, plus (to the extent deducted in determining such net increase in retained earnings) the sum of the aggregate amount of dividends paid under this subsection 8.8 during such period under clause (b), (c), (d) or (e) above.

            "Special Dividend Amount" shall mean with respect to any Holder for any period, the amount, if any, by which the Tax Amount exceeds the Distributed Amount for such Holder for such period.

            "Tax Amount" shall mean with respect to any Holder for any period, the amount required to be paid by such Holder to satisfy such Holder's federal, state and local tax liability resulting solely from income taxes due to interest paid or deemed to have been paid on such Holder's HMG Note during such period, but in any event not more than 45% of interest accruing on such HMG Note during such period at the rate applicable to such HMG Note on the date hereof.

No payment shall be made of any dividend under clauses (d) or (e) above unless all amounts permitted to be paid by clause (b) and (c) above through such time have been paid. The Initial Distribution shall be paid instead as a prepayment of the Holdings Subordinated Debt and upon such payment the Holdings Subordinated Debt shall be paid in full and the Subordinated Note shall be cancelled.

            8.9 Issuance of Stock. Borrower shall not issue or distribute any capital stock or other securities (or any warrants or rights for the purchase of any capital stock or other securities ) for consideration or otherwise.

            8.10 Amendment of Articles of Incorporation or By-Laws; Corporate Name; Places of Business. Borrower shall not amend its Articles or Certificate of

Incorporation or By-Laws, except that Borrower may amend its Articles or Certificate of Incorporation to effect a change in its corporate name, provided that Borrower furnishes to Lender such financing statements executed by Borrower which Lender may request prior to the filing of such amendment and furnishes to Lender a copy of such amendment, certified by the Secretary of State of its jurisdiction of incorporation, within ten (10) days of the date such amendment is filed with such Secretary of State. Borrower shall not make any change to the location of its principal place of business, chief executive office, books and records, chattel paper or records of account unless prior to the effective date of such change in location, Borrower delivers to Lender such financing statements executed by Borrower which Lender may request to reflect such change in location; provided, however, that Borrower shall change the location of any of its books and records, chattel paper and records of account not currently located at Borrower's chief executive office to Borrower's chief executive office on or before November 30, 1996. Borrower shall deliver such other documents and instruments as Lender may request in connection with such change in name or location within ten (10) days of the effectiveness of such change or Lender's request therefor.

            8.11 Transactions with Affiliates. Except as set forth on Schedule 8.11, Borrower shall not enter into any transaction with any Affiliate, including, without limitation: (a) the making of any loans to, or the payment of any bonuses, fees or other money to, any Affiliate; and (b) the purchase, sale or exchange of property or the rendering of any service to or by any Affiliate. Borrower shall not amend any employment agreements referred to on Schedule 8.11 except upon 10 days prior written notice to Lender of the amendment contemplated and to the extent that Lender has consented thereto; provided that Lender shall not unreasonably withhold its consent to any such amendment that is not adverse to the position of Lender. Borrower shall not prepay any Permitted Tax Sharing Payments, and Borrower shall not amend, modify or supplement the Allied Tax Sharing Agreement or waive any of its rights thereunder. The term "Affiliate" as used in this subsection 8.11 shall have the meaning given in subsection 1.1 and also shall include any executive officer, director, employee or stockholder of any Affiliate of Borrower or any Person related to any such Person within the third degree of consanguinity.

            8.12 ERISA. Borrower shall not:

            (A) engage, or permit any ERISA Affiliate of Borrower to engage, in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

            (B) permit to exist any accumulated funding deficiency for any Benefit Plan (as defined in Subsection 302 of ERISA and Section 412 of the Internal Revenue Code), whether or not waived;

            (C) fail, or permit any ERISA Affiliate of Borrower to fail, to pay timely required contributions or annual installments due with respect to any Plan including without limitation any installments due with respect to any waived funding deficiency to any Benefit Plan;

            (D) terminate, or permit any ERISA Affiliate of Borrower to terminate, any Benefit Plan which would result in any liability of Borrower or any ERISA Affiliate of Borrower under Title IV of ERISA;

            (E) fail, or permit any ERISA Affiliate of Borrower to fail, to pay to any Benefit Plan any required installment under section (m) of Section 412 of the Internal Revenue Code or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment;

            (F) amend, or permit any ERISA Affiliate of Borrower to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that either Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a) (29) of the Internal Revenue Code;

            (G) withdraw from, or permit an ERISA Affiliate of Borrower to withdraw from any Benefit Plan during a plan year for which Borrower or any ERISA Affiliate of Borrower is a "substantial employer" with respect to such Benefit Plan if Borrower or any such ERISA Affiliate would incur liability to the PBGC with respect to such Benefit Plan under Sections 4063 or 4064 of ERISA; or

            (H) withdraw from or permit any ERISA Affiliate of Borrower to withdraw from any Multiemployer Plan if a withdrawal liability would result to Borrower or any ERISA Affiliate of Borrower pursuant to Section 4201 of ERISA.

            8.13 Financial Covenants.

            (A) Net Worth. Borrower shall not permit its Net Worth at any time to be less than (i) prior to the last day of the Fiscal Year of Borrower ending on or about July 31, 1997 $41,000,000, (ii) from and including the last day of the Fiscal Year of Borrower ending on or about July 31, 1997 to and including the day before the last day of the Fiscal Year of Borrower ending on or about July 31, 1998, $42,000,000, (iii) from and including the last day of the Fiscal Year of Borrower ending on or about July 31, 1998 to and including the day before the last day of the Fiscal Year of Borrower ending on or about July 31,1999 $44,000,000, and (iv) on the last day of the Fiscal Year of Borrower ending on or about July 31, 1999 and at all times thereafter, $46,000,000.

            (B) Coverage Ratio. Borrower shall not permit the ratio of Free Cash Flow to Funded Debt Service for (i) the fiscal quarter of Borrower ending on or about October 31, 1996, the two fiscal quarters of Borrower ending on or about January 31,1997, the three fiscal quarters of Borrower ending on or about April 30, 1997 or the Fiscal Year of Borrower ending on or about July 31, 1997 to be less than 1.00 to 1.0 or (ii) any consecutive twelve calendar month period (commencing with the twelve calendar month period ending August 31, 1997 and measured as of the last day of each month thereafter for the twelve month period then ending) to be less than 1.10 to 1.0.

            (C) Capital Expenditures. Borrower shall not incur Capital Expenditures in any Fiscal Year in excess of $1,750,000.

            As used herein the following terms shall have the following meanings:

            "Free Cash Flow" shall mean for any period, without duplication, an amount equal to the following for such period: (i) net income; plus (ii) the sum of the following amounts, to the extent deducted in determining net income: (A) depreciation expense, (B) amortization expense, and (C) interest expense; minus (iii) the aggregate amount of Capital Expenditures paid by Borrower (except for Capital Expenditures paid for with the proceeds of Funded Debt (including Capital Lease Obligations)); all as determined in accordance with GAAP.

            "Funded Debt Service" shall mean, for any period, the sum of (a) all required payments by Borrower of principal, interest and fees on Funded Debt (including any Capital Lease Obligations), other than required principal payments on the Revolving Loan, and (b) any dividend payments made during such period in accordance with clause (b), (c), (d) or (e) of the proviso of subsection 8.8; all as determined in accordance with GAAP.

            "Net Worth" shall mean the amount of stockholder's equity of Borrower (less the amount of any treasury stock), determined in accordance with GAAP.

            8.14 Environmental. Borrower shall not fail to conduct its business so as to comply in all respects with all federal, state or local environmental laws and regulations, including, without limitation, environmental or land use requirements or permits or occupational safety or health laws, rules or regulations, requirements or permits in all jurisdictions in which it is or may at any time be doing business, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Acts, the Federal Clean Water Act, the Federal Clean Air Act and the Federal Occupational Safety and Health Act, as the same may be amended from time to time, and any successor statutes, except where the failure to so comply could not individually or in the aggregate have a material adverse effect on Borrower's financial condition, results of operations or business; and provided, however, that nothing contained in this subsection 8.14 shall prevent Borrower from contesting, in good faith by appropriate legal proceedings, any such law, regulation, interpretation thereof or application thereof; provided, further, that Borrower shall comply with the order of any court or other governmental body of applicable jurisdiction relating to such laws unless Borrower shall currently be prosecuting an appeal or proceedings for review and shall have secured a stay of enforcement or execution or other arrangement postponing enforcement or execution pending such appeal or proceedings for review.

            8.15 Fiscal Year. Borrower shall not change its Fiscal Year.

            8.16 Subsidiaries. Borrower shall not form or acquire any Subsidiaries or permit any Subsidiaries to exist.

            8.17 Amendment of Various Documents. Borrower shall not, and Borrower shall not permit any of its Subsidiaries or Affiliates to, enter into or consent to any modification or alteration of any of the Merger Documents, the Allied Tax Sharing Agreement, the Affiliated Leases, the Smith Subordinated Notes, the Subordinated Note, the VCA Note, the HMG Notes or the Series B Notes, or the rights of Borrower, any of its Affiliates or any other party thereto or waive or consent to any failure to perform obligations under any of the foregoing except that HMG may enter into or consent to modifications or alterations of the HMG Notes or Series B Notes which extend the maturity of, or decrease the rate of interest payable under, the HMG Notes or the Series B Notes or modify covenants or agreements therein to make them less burdensome to HMG.

            8.18 Smith Subordinated Notes. Borrower shall not, directly or indirectly, make any payment or distribution on or in respect of the Smith Subordinated Notes, whether for interest or principal or otherwise; provided, however that if no Default or Event of Default has occurred and is continuing or would occur as a result thereof, Borrower may pay the regularly scheduled payments of interest due and payable under the

Smith Subordinated Notes set forth on Schedule 8.18 (but only as to interest accruing after, and not on or before, July 31, 1997), provided that:

(i) the applicable interest rate under each of the Smith Subordinated Notes is 10% per annum or less;

(ii) there is no prepayment due and payable under subsection 2.3(I) which has not yet been paid;

(iii) Borrower's Availability on such day and on each of the preceding sixty
      (60) days was not less than (A) $2,000,000 plus (B) the amount of the ---- proposed interest payment, plus (C) the amount of the Term Loan ---- Reserve on such day; and after giving effect to the payment, Borrower's Availability is not on the succeeding day, and reasonably is not expected to be at any time during the following sixty (60) days, less then (A) $2,000,000, plus (B) the amount of the Term Loan ---- Reserve at such time;

(iv) Borrower's net income and Free Cash Flow for all monthly periods during the Fiscal Year ending on or about July 31, 1997, as reflected by the financial statements required to be delivered by Borrower to Lender pursuant to subsection 7.1, are each equal to or greater than the comparable amounts set forth in the Business Plan covering such Fiscal Year;

(v) Borrower's net income and Free Cash Flow for all monthly periods beginning on the first day of the Fiscal Year ending on or about July 31, 1998 through the end of the most recent month ending prior to the date of the proposed interest payment, as reflected by the financial statements required to be delivered by Borrower to Lender pursuant to subsection 7.1, are each equal to or greater than the comparable amounts set forth in the Business Plans covering such periods; and

(vi) at least five but not more than ten Business Days prior to making such payment, Lender shall have received a certificate of an Authorized Officer of Borrower in the form attached hereto as Exhibit H, acceptable in form and substance to Lender and setting forth in detail Borrower's compliance with each of the requirements contained in this subsection for such payment and detailed calculations with respect thereto;

Notwithstanding the foregoing, so long as no Default or Event of Default has occurred and is continuing or would occur as a result thereof, if during the period from the Effective

Time to December 31, 1996 or any calendar year thereafter, the Required Tax Amount with respect to any Note Holder for such period is greater than such Note Holder's Distributed Interest Amount for such period, Borrower may pay interest to such Note Holder as and when such Required Tax Amount becomes due and payable in the amount of the Special Interest Amount for such Note Holder (provided, however, that estimated portions of the Special Interest Amount may be paid in the amount of and as and when reasonable estimated payments of the Required Tax Amount are due and payable, but such payments shall be deemed to be advances by Borrower of the interest which is payable upon the Smith Subordinated Notes upon the final determination of the Special Interest Amount (which shall be calculated based upon the actual Tax Amount) and if such amounts exceed the actual Special Interest Amount permitted to be paid, such interest shall instead be credited and reduce subsequent interest payments permitted to be paid on the Smith Subordinated Notes).

            As used herein the following terms shall have the following meanings:

            "Distributed Interest Amount" shall mean with respect to any Note Holder for any period, the amount of interest paid to such Note Holder during such period (other than any amounts finally determined to be Special Interest Amounts).

            "Note Holder" shall mean Smith and the Trustee in their capacities as the holders of the Smith Subordinated Notes.

            "Required Tax Amount" shall mean with respect to any Note Holder for any period, the amount required to be paid by such Note Holder to satisfy such Note Holder's federal, state and local tax liability resulting solely from income taxes due to interest paid or deemed to have been paid on such Note Holder's Smith Subordinated Notes during such period, but in any event not more than 45% of interest accruing on such Smith Subordinated Notes during such period at the rate (not to exceed 10% per annum) applicable to such Smith Subordinated Notes on the date hereof.

            "Special Interest Amount" shall mean with respect to any Note Holder for any period, the amount, if any, by which the Required Tax Amount exceeds the Distributed Interest Amount for such Note Holder for such period.

            8.19 VCA Note. Borrower shall not, directly or indirectly, make any prepayment, payment or distribution on or in respect of the VCA Note, except for regularly scheduled payments of interest and principal due and payable under the VCA Note as in effect on the date hereof.

      9. DEFAULT, RIGHTS AND REMEDIES OF LENDER.

            9.1 Defaults. If any of the following events ("Defaults") shall occur:

            (A) Borrower fails to pay (i) any of its Liabilities (other than interest or fees) when such Liabilities are due or are declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or
(ii) any of its Liabilities consisting of interest or fees within two days of the date such Liabilities are due or declared due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise);

            (B) Borrower or any other Credit Party (i) fails or neglects to perform, keep or observe any of its covenants, conditions or agreements contained in any of the subsections of this Agreement or any of the other Financing Agreements other than subsection 7.3 or 7.4 of this Agreement or paragraphs 3.C or 3.D of the Holdings Guaranty or (ii) fails or neglects to perform, keep or observe any of the covenants, conditions or agreements contained in subsection 7.3 or 7.4 of this Agreement or paragraphs 3.C or 3.D of the Holdings Guaranty and such failure shall continue for thirty (30) consecutive days, provided that such grace period shall not apply and a Default shall be deemed to have occurred promptly upon such breach if (x) such breach cannot, in Lender's reasonable determination, be cured by Borrower or Holdings during such period, or (y) such breach shall be deemed by Lender (in its reasonable discretion) to have a material adverse effect on the Collateral (or Lender's interest or rights therein or with respect thereto), the Current Asset Base or the other rights of Lender under this Agreement or any other Financing Agreement;

            (C) any warranty or representation now or hereafter made by Borrower or any other Credit Party to Lender or in any of the Financing Agreements is untrue or incorrect in any material respect when made, or any schedule, certificate, statement, report, financial data, notice, or writing furnished at any time by Borrower or any other Credit Party to Lender is untrue or incorrect in any material respect on the date as of which the facts set forth therein are stated or certified or any of the foregoing omits to state a fact necessary to make the statements therein contained not misleading in any material respect;

            (D) a judgment or order requiring payment in excess of $100,000 shall be rendered against Borrower or any other Credit Party and such judgment or order shall remain unsatisfied or undischarged and in effect for forty-five
(45) consecutive days without a stay of enforcement or execution, provided that this subsection 9.1(D) shall not apply to any judgment for which Borrower or such other Credit Party is fully insured

(except for normal deductibles in connection therewith), and with respect to which the insurer has assumed the defense and is not defending under reservation of right, and with respect to which Lender reasonably believes the insurer will pay the full amount thereof (except for normal deductibles in connection therewith);

            (E) a notice of lien, levy or assessment is filed or recorded with respect to all or a substantial part of the assets of Borrower or any other Credit Party by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency or any taxes or debts owing at any time or times hereafter to any one or more of them become a Lien upon all or a substantial part of Borrower's Collateral or the assets of or collateral provided by any such Credit Party, and (i) such lien, levy or assessment is not discharged or released or the enforcement thereof is not stayed within forty-five (45) days of the notice or attachment thereof, or (ii) if the enforcement thereof is stayed, such stay shall cease to be in effect, provided that this subsection 9.1(E) shall not apply to any liens, levies or assessments requiring payments in the aggregate for all such liens, levies or assessments of less than $50,000 or which relate to current taxes not yet due and payable;

            (F) there shall occur any loss, theft, substantial damage or destruction of any item or items of Borrower's Collateral or any assets of or collateral provided by any other Credit Party for which Borrower or such Credit Party is not fully insured as required by this Agreement or any of the other Financing Agreements (a "Loss"), if the amount of such Loss not fully covered by insurance (including any deductible in connection therewith), together with the amount of all other Losses incurred by Borrower and the other Credit Parties not fully covered by insurance (including any deductibles in connection therewith) occurring in the same Fiscal Year, exceeds $250,000;

            (G) all or any part of Borrower's Collateral or the assets of or collateral provided by any other Credit Party is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and on or before the thirtieth (30th) day thereafter such assets are not returned to Borrower or such Credit Party and/or such writ, distress warrant or levy is not dismissed, stayed or lifted if the amount of such Collateral or assets or collateral, together with any other such Collateral, assets and collateral that is so attached, seized, subjected to writ or distress warrant or levied upon, exceeds $100,000 at any time;

            (H) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (i) against Borrower and an adjudication or appointment is made or order for relief is entered, or such proceeding remains undismissed for a period in excess of sixty (60) days, or (ii) by Borrower or Borrower makes an assignment for the benefit of creditors or Borrower takes any corporate action to authorize any of the foregoing;

            (I) a proceeding under any bankruptcy, reorganization, arrangement of debt, insolvency, readjustment of debt or receivership law or statute is filed (i) against any Credit Party (other than Borrower) and an adjudication or appointment is made or order for relief is entered, or such proceeding remains undismissed for a period in excess of sixty (60) days, or (ii) by any Credit Party (other than Borrower) or any such Credit Party makes an assignment for the benefit of creditors or any such Credit Party takes any corporate action to authorize any of the foregoing;

            (J) Borrower or any other Credit Party voluntarily or involuntarily dissolves or is dissolved, terminates or is terminated;

            (K) Borrower or any other Credit Party becomes insolvent or fails generally to pay its debts as they become due;

            (L) Borrower or any other Credit Party is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

            (M) a breach by Borrower or any other Credit Party shall occur under any agreement, document or instrument (other than a Financing Agreement or an agreement, document or instrument evidencing the lending of money described in subsection 9.1(N)), whether heretofore, now or hereafter existing between Borrower or such other Credit Party and any other Person, and such breach is of a type which Lender believes in Good Faith, individually or when taken together with all other breaches described above, may have a material adverse effect on the properties, business, condition (financial or otherwise), results of operation or prospects of Borrower or any other Credit Party, and such breach continues unwaived for more than thirty (30) days after such breach first becomes known to Borrower or such Credit Party, provided that such grace period shall not apply, and a Default shall be deemed to have occurred promptly upon such breach, if such breach may not, in Lender's reasonable determination, be cured by Borrower or such other Credit Party during such thirty (30) day grace period;

            (N) as to more than $100,000 in indebtedness in the aggregate at any time (other than with respect to the Liabilities), (i) Borrower or any other Credit Party shall fail to make any payment due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) on or in respect of any obligation for borrowed money and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; (ii) any other default under any agreement or instrument relating to any such indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or (iii) any such indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof;

            (O) any Credit Party shall, or shall attempt to, terminate or revoke any of its obligations under the applicable guarantee agreement or other Financing Agreement to which it is a party or breach any of the terms of such guarantee agreement or any Person executing a fidelity guaranty in favor of Lender in connection with the Liabilities shall, or shall attempt to, terminate or revoke such fidelity guaranty;

            (P) a material and adverse change shall occur (i) in the present or reasonably foreseeable prospective business, operations or condition (financial or otherwise), properties or prospects of Borrower or any other Credit Party or in the value of any material portion of the Collateral of Borrower or any assets of or collateral provided by any other Credit Party or (ii) which materially impairs the ability of Borrower to perform Borrower's obligations under this Agreement and the other Financing Agreements or of any other Credit Party to perform its obligations under the Financing Agreements to which it is a party, in each case as determined by Lender in its sole discretion exercised in Good Faith;

            (Q) Holdings shall cease to own, beneficially and of record, all of the issued and outstanding capital stock of Borrower; or HMG shall cease to own, beneficially and of record, all of the issued and outstanding capital stock of Holdings; or Allied shall cease to own, beneficially and of record, all of the outstanding capital stock of HMG;

            (R) A Change of Control shall occur;

            (S) the Person who is currently holding the positions of Co-Chairman and Chief Executive Officer of Allied and Chairman and Chief Executive Officer of Borrower, HMG and Holdings (or another Person reasonably acceptable to Lender who is appointed to such positions within 120 days following the date on which the Person holding such positions on the date hereof ceases to hold such positions) shall cease to hold such positions or perform comparable duties to those currently performed by such officer;

            (T) the plan administrator of any Benefit Plan applies under Section 412(d) of the Internal Revenue Code for a waiver of the minimum funding standards of Section 412(a) of the Internal Revenue Code and Lender in Good Faith believes that the approval of such waiver could subject Borrower or any ERISA Affiliate of Borrower to liability in excess of $250,000;

            (U) a Termination Event occurs which Lender in Good Faith believes could individually, or together with any other Termination Events subject either Borrower or any ERISA Affiliate of Borrower to liability in excess of $100,000;

            (V) any breach or violation of any term or provision of the Holdings Subordination Agreement, the VP Subordination Agreement or the Smith Subordination Agreement shall occur or any Person shall, or shall attempt to, terminate or revoke any of its obligations thereunder;

            (W) HMG shall amend or modify the terms of the HMG Notes or the Series B Notes, except for amendments or modifications which extend the maturity of, or decrease the rate of interest payable under, the HMG Notes or Series B Notes or modify or amend covenants to make them less burdensome to HMG; or

            (X) any "Default" as such term is defined in the GLC Term Loan Agreement shall have occurred; or any "Event of Default" as such term is defined in either of the Smith Subordinated Notes or event which through the passage of time or the giving of notice or both would mature into such an "Event of Default" shall have occurred; or any "Event of Default" as such term is defined in the VCA Note or event which through the passage of time or the giving of notice or both would mature into such an "Event of Default" shall have occurred;

then Lender may, upon notice to Borrower (i) terminate Lender's obligation to make advances to Borrower or to issue Letters of Credit at Borrower's request pursuant to subsection 2.2, and/or (ii) declare all of the Liabilities, including without limitation all of Borrower's contingent liabilities with respect to any Letters of Credit, to be immediately due and payable, whereupon all of the Liabilities, including without limitation all of Borrower's contingent liabilities with respect to any Letters of Credit, shall become immediately due and payable; provided, howev limitation, all of Borrower's contingent liabilities with respect to any Letters of Credit, shall automatically, without notice of any kind, be immediately due and payable.

            9.2 Rights and Remedies Generally. In the event of a Default, Lender shall have, in addition to any other rights and remedies contained in this Agreement or in any of the other Financing Agreements, all of the rights and remedies of a secured party under the Code or other applicable laws. All of the rights and remedies of Lender, whether under this Agreement, the other Financing Agreements, the Code or other applicable laws or otherwise, shall be cumulative, and non-exclusive, to the extent permitted by law. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by Lender after Default may be for cash, credit or any combination thereof, and Lender may purchase all or any part of the Collateral at public or, if permitted by law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Liabilities then owing. Any sales of the Collateral may be adjourned from time to time with or without notice. Lender may, in its sole discretion, cause the Collateral to remain on premises of Borrower, at Borrower's expense, pending sale or other disposition of the Collateral. Lender shall have the right to conduct such sales on such premises, at Borrower's expense, or elsewhere, on such occasion or occasions as Lender may see fit.

            9.3 Entry Upon Premises and Access to Information. In the event of a Default, Lender shall have the right to enter upon the premises of Borrower where the Collateral is located (or is believed to be located) without any obligation to pay rent to Borrower, or any other place or places where the Collateral is believed to be located and kept, and render the Collateral unusable or remove the Collateral therefrom to the premises of Lender or any agent of Lender, for such time as Lender may desire, in order effectively to collect or liquidate the Collateral, and/or Lender may require Borrower to assemble the Collateral and make it available to Lender at a place or places to be designated by Lender. In the event of a Default, Lender shall have the right to obtain access to Borrower's data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Lender deems appropriate; and Lender shall have the right to notify post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender and to receive, open and deal with all mail addressed to Borrower.

            9.4 Sale or Other Disposition of Collateral by Lender. Any notice required to be given by Lender of a sale, lease or other disposition or other intended action by Lender with respect to any of the Collateral which is deposited in the United States mails, postage prepaid and duly addressed to Borrower at the address specified in subsection 10.17, at least ten (10) Business Days prior to such proposed action shall constitute fair and reasonable notice to Borrower of any such action. The net proceeds realized by Lender upon any such sale or other disposition, after deduction for the expense of retaking, holding, preparing for sale, selling or the like and the reasonable attorneys' fees and legal expenses incurred by Lender in connection therewith, shall be applied as provided herein toward satisfaction of the Liabilities, including, without limitation, the

Liabilities described in subsections 7.5 and 10.2. Lender shall account to Borrower for any surplus realized upon such sale or other disposition, and Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect Lender's security interest in the Collateral until the Liabilities are fully paid. Borrower agrees that Lender has no obligation to preserve rights to the Collateral against any other parties. Lender is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit until the Liabilities are paid.

            9.5 Waiver of Demand. Demand, presentment, protest and notice of nonpayment are hereby waived by Borrower. Borrower also waives the benefit of all valuation, appraisal and exemption laws.

            9.6 Waiver of Notice. UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF A DEFAULT, BORROWER (PURSUANT TO AUTHORITY GRANTED BY ITS BOARD OF DIRECTORS) HEREBY WAIVES ALL RIGHTS TO NOTICE AND HEARING OF ANY KIND PRIOR TO THE EXERCISE BY LENDER OF ITS RIGHTS TO REPOSSESS THE COLLATERAL WITHOUT JUDICIAL PROCESS OR TO REPLEVY, ATTACH OR LEVY UPON THE COLLATERAL WITHOUT PRIOR NOTICE OR HEARING. BORROWER ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY COUNSEL OF ITS CHOICE WITH RESPECT TO THIS TRANSACTION AND THIS AGREEMENT.

            10. MISCELLANEOUS.

            10.1 Waiver. Lender's failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement or any of the other Financing Agreements shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by Lender of a Default under this Agreement or any of the other Financing Agreements shall not suspend, waive or affect any other Default under this Agreement or any of the other Financing Agreements, whether the same is prior or subsequent thereto and whether of the same or of a different kind or character. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Financing Agreements and no Default under this Agreement or any of the other Financing Agreements shall be deemed to have been suspended or waived by Lender unless such suspension or waiver is in writing signed by an officer of Lender, and directed to Borrower specifying such suspension or waiver. All Defaults shall continue until the same are waived by Lender in accordance with the preceding sentence.

            10.2 Costs and Attorneys' Fees. If at any time or times hereafter Lender employs counsel in connection with protecting or perfecting Lender's security interest in the Collateral or in connection with any matters contemplated by or arising out of this Agreement or any of the other Financing Agreements, whether (a) to prepare, negotiate or execute (i) any amendment to or modification or extension of this Agreement, any other Financing Agreements or any instrument, document or agreement executed by any Person in connection with the transactions contemplated by this Agreement, (ii) any new or supplemental Financing Agreements, or any instrument, document or agreement to be executed by any Person in connection with the transactions contemplated by this Agreement, or (iii) any instrument, document or agreement in connection with any sale or attempted sale of any interest herein to any participant, (b) to commence, defend, or intervene in any litigation or to file a petition, complaint, answer, motion or other pleadings, (c) to take any other action in or with respect to any suit or proceeding (bankruptcy or otherwise), (d) to consult with officers of Lender or to advise Lender, (e) to protect, collect, lease, sell, take possession of, release or liquidate any of the Collateral, or (f) to attempt to enforce or to enforce any security interest in any of the Collateral, or to enforce any rights of Lender, including, without limitation, Lender's rights to collect any of the Liabilities, then in any of such events, all of the reasonable attorneys' fees arising from such services, and any expenses, costs and charges relating thereto, including, without limitation, all reasonable fees of all paralegals and other staff employed by such attorneys, together with interest following demand for payment thereof at the rate applicable to Liabilities constituting part of the Revolving Loan, shall be part of the Liabilities, payable on demand and secured by the Collateral.

            10.3 Expenditures by Lender. In the event Borrower shall fail to pay taxes, insurance, assessments, costs or expenses which Borrower is, under any of the terms hereof, required to pay or caused to be paid, or fails to keep the Collateral or its other property free from other Liens, except as permitted herein, Lender may, in its sole discretion, make expenditures for any or all of such purposes, and the amount so expended, together with interest thereon at the rate applicable to Liabilities constituting part of the Revolving Loan, shall be part of the Liabilities, payable on demand and secured by the Collateral.

            10.4 Custody and Preservation of Collateral. Lender shall be deemed to have exercised reasonable care in the custody and preservation of any of the Collateral in its possession if it takes such action for that purpose as Borrower shall request in writing, but failure by Lender to comply with any such request shall not of itself be deemed a failure to exercise reasonable care, and no failure by Lender to preserve or protect any right with respect to such Collateral against prior parties, or to do any act with respect to the preservation of such Collateral not so requested by Borrower shall of itself be deemed a failure to exercise reasonable care in the custody or preservation of such Collateral.

            10.5 Reliance by Lender. All covenants, agreements, representations and warranties made herein by Borrower shall, notwithstanding any investigation by Lender, be deemed to be material to and to have been relied upon by Lender.

            10.6 Parties. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and assigns of Borrower and the successors and assigns of Lender, as the case may be, and the provisions of this Agreement shall be binding upon and shall inure to the benefit of said successors and assigns. Notwithstanding anything herein to the contrary, Borrower may not assign or otherwise transfer its rights or obligations under this Agreement without the prior written consent of Lender. Without in any way limiting Lender's rights, Lender may sell participations in the Liabilities or sell or assign its rights hereunder and under the other Financing Agreements, in whole or in part, on such terms as Lender may determine. In connection with any such proposed participations or assignments, Lender may disclose information required to be kept confidential hereunder provided such disclosure shall not be made unless the party to whom it is disclosed shall have agreed to keep such information confidential to the same extent as set forth herein. Participants shall be entitled to the benefits of subsections 10.2, 10.3 and 10.19 with respect to any participation by Lender of any of the Liabilities.

            10.7 CHOICE OF LAW. THIS AGREEMENT SHALL BE DEEMED TO BE EXECUTED AND HAS BEEN DELIVERED AND ACCEPTED IN CHICAGO, ILLINOIS. ANY DISPUTE BETWEEN THE PARTIES HERETO ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY, OR OTHERWISE, SHALL BE RESOLVED IN ACCORDANCE WITH THE INTERNAL LAWS AND NOT THE CONFLICTS OF LAW PROVISIONS OF THE STATE OF ILLINOIS.

            10.8 CONSENT TO JURISDICTION.

            (A) EXCLUSIVE JURISDICTION. EXCEPT AS PROVIDED IN SUBSECTION 10.8(B), LENDER AND BORROWER AGREE THAT ALL DISPUTES BETWEEN THEM ARISING OUT OF, CONNECTED WITH, RELATED TO OR

INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS, AND WHETHER ARISING IN CONTRACT, TORT, EQUITY OR OTHERWISE, SHALL BE RESOLVED ONLY BY STATE OR FEDERAL COURTS LOCATED IN COOK COUNTY, ILLINOIS, BUT LENDER AND BORROWER ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF COOK COUNTY, ILLINOIS. BORROWER WAIVES IN ALL DISPUTES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT CONSIDERING THE DISPUTE.

            (B) OTHER JURISDICTIONS. BORROWER AGREES THAT LENDER SHALL HAVE THE RIGHT TO PROCEED AGAINST BORROWER OR ITS PROPERTY ("PROPERTY") IN A COURT IN ANY LOCATION TO ENABLE LENDER TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF LENDER. BORROWER AGREES THAT IT WILL NOT ASSERT ANY PERMISSIVE COUNTERCLAIM IN ANY PROCEEDING BROUGHT BY LENDER TO REALIZE ON PROPERTY, COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER WAIVES ANY OBJECTION THAT IT MAY HAVE TO THE LOCATION OF THE COURT IN WHICH LENDER HAS COMMENCED A PROCEEDING DESCRIBED IN THIS SUBSECTION 10.8(B).

            10.9 SERVICE OF PROCESS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND IRREVOCABLY APPOINTS CT CORPORATION SYSTEM, 208 SOUTH LASALLE, CHICAGO, ILLINOIS 60604, BORROWER'S AGENT, AS BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF ILLINOIS (THE "SP AGENT"). LENDER AGREES TO PROMPTLY FORWARD BY REGISTERED MAIL (NO RETURN RECEIPT REQUIRED) A COPY OF ANY PROCESS SO SERVED BY IT UPON THE SP AGENT TO BORROWER AT ITS ADDRESS SET FORTH IN SUBSECTION 10.17. BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE COURTS REFERRED TO IN SUBSECTION
10.8 IN ANY SUCH ACTION OR PROCEEDING BY MAILING COPIES OF SUCH SERVICE BY REGISTERED MAIL, POSTAGE PREPAID TO BORROWER AT SAID ADDRESS. NOTHING IN THIS AGREEMENT SHALL AFFECT THE RIGHT OF LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW BUT ANY FAILURE TO RECEIVE

SUCH COPY SHALL NOT AFFECT IN ANY WAY THE SERVICE OF SUCH PROCESS.

            10.10 WAIVER OF JURY TRIAL AND BOND.

            (A) WAIVER OF JURY TRIAL. BORROWER AND LENDER WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO OR THERETO. BORROWER AND LENDER HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

            (B) WAIVER OF BOND. BORROWER WAIVES THE POSTING OF ANY BOND OTHERWISE REQUIRED OF LENDER IN CONNECTION WITH ANY JUDICIAL PROCESS OR PROCEEDING TO OBTAIN POSSESSION OF, REPLEVY, ATTACH OR LEVY UPON COLLATERAL OR ANY OTHER SECURITY FOR THE LIABILITIES, TO ENFORCE ANY JUDGMENT OR OTHER COURT ORDER ENTERED IN FAVOR OF LENDER, OR TO ENFORCE BY SPECIFIC PERFORMANCE, TEMPORARY RESTRAINING ORDER, PRELIMINARY OR PERMANENT INJUNCTION, THIS AGREEMENT, OR ANY OTHER AGREEMENT OR DOCUMENT BETWEEN LENDER AND BORROWER.

            10.11 ADVICE OF COUNSEL. BORROWER ACKNOWLEDGES AND REPRESENTS TO LENDER THAT IT HAS DISCUSSED THIS AGREEMENT WITH ITS LAWYERS.

            10.12 SEVERABILITY. WHEREVER POSSIBLE, EACH PROVISION OF THIS AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER APPLICABLE LAW, SUCH PROVISION SHALL BE INEFFECTIVE ONLY TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING


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THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AGREEMENT.

            10.13 Application of Payments. Notwithstanding any contrary provision contained in this Agreement or in any of the other Financing Agreements, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Lender from Borrower or with respect to any of the Collateral, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter, whether with respect to the Collateral or otherwise, against the Liabilities in such manner as Lender may deem advisable, notwithstanding any entry by Lender upon any of its books and records.

            10.14 Marshalling; Payments Set Aside. Lender shall be under no obligation to marshall any assets in favor of Borrower or any other party or against or in payment of any or all of the Liabilities. To the extent that Borrower makes a payment or payments to Lender or Lender enforces its security interests or exercises its rights of set off, and such payment or payments or the proceeds of such enforcement or set off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set off had not occurred.

            10.15 Titles. The section and subsection titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties.

            10.16 Continuing Effect. This Agreement, Lender's security interests in the Collateral, and all of the other Financing Agreements shall continue in full force and effect so long as any Liabilities or any GLC Liabilities guarantied by Borrower shall be owed to Lender, and (even if there shall be no Liabilities or guarantied GLC Liabilities outstanding) so long as this Agreement has not been terminated as provided in subsection 2.8 and the Guaranty has not been terminated as provided therein.

            10.17 Notices. Except as otherwise expressly provided herein, any notice required or desired to be served, given or delivered hereunder shall be in writing, and shall be deemed to have been validly served, given or delivered
(i) three (3) days after deposit in the United States mails, with proper postage prepaid, (ii) when sent after receipt


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of confirmation or answer back if sent by telecopy, or other similar facsimile transmission, (iii) one (1) Business Day after deposited with a reputable overnight courier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number indicated as follows:

            (i) If to Lender at:

                  American National Bank and
                    Trust Company of Chicago
                  33 North LaSalle Street
                  Chicago, Illinois 60690
                  Attention:  Dennis E. Harrison
                  Telecopy:  312/661-6929
                  Confirmation:  312/661-5707

            (ii) If to Borrower at:

                  Hauppauge Record Manufacturing, Ltd.
                  15 Gilpin Avenue
                  Hauppauge, New York 11788
                  Attention:  George Fishman
                  Telecopy:  516/234-0346
                  Confirmation:  516/234-0200

            with, in the case of any notice provided to Borrower pursuant to subsection 9.1, a copy of such notice to:

                  Warshaw Burstein Cohen Schlesinger & Kuh, LLP
                  555 Fifth Avenue
                  New York, New York 10017
                  Attention:  Frederick R. Cummings, Jr., Esq.
                  Telecopy:  212/972-9150
                  Confirmation:  212/984-7807

or to such other address or number as each party designates to the other in the manner herein prescribed.


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

            10.18 Equitable Relief. Borrower recognizes that, in the event Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lender; therefore, Borrower agrees that Lender, if Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages and the granting of any such relief shall not preclude Lender from pursuing any other relief or remedies for such breach.

            10.19 Indemnification. Borrower agrees to defend, protect, indemnify and hold harmless Lender and each of its officers, directors, employees, attorneys, consultants and agents (collectively, the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise) in any manner relating to or arising out of this Agreement or the other Financing Agreements, or any act, event or transaction related or attendant thereto, the agreements of Lender contained herein, the making of any Loans or any other advances, the issuance of any Letter of Credit, the management of such Loans, advances or Letters of Credit or the Collateral (including any liability under federal, state or local environmental laws or regulations) or the use or intended use of the proceeds of such Loans, advances or Letters of Credit (collectively, the "Indemnified Matters"); provided that Borrower shall have no obligation to any Indemnitee hereunder with respect to Indemnified Matters caused by or resulting from the willful misconduct or gross negligence of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this subsection 10.19 may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion and satisfy under applicable law to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. Borrower's obligations hereunder shall survive any termination of this Agreement and the other Financing Agreements and the payment in full of the Liabilities, and are in addition to, and not in substitution of, any of Borrower's other obligations set forth in this Agreement or the other Financing Agreements.

            10.20 Effectiveness. This Agreement shall become effective at the Effective Time.


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

            10.21 Counterparts. This Agreement may be executed and accepted in any number of counterparts, each of which shall be an original with the same effect as if the signatures were on the same instrument. The delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

            10.22 Amendment and Restatement. The Hauppauge LSA and the AFL LSA are amended and restated in their entirety in the form hereof as of the effectiveness of this Agreement; provided, however, any representations and warranties made by Borrower or AFL to Lender shall survive the execution and delivery hereof and any existing "Defaults" or "Events of Default" (as such terms are defined in either the Hauppauge LSA or the AFL LSA) not expressly waived by Lender pursuant to the terms of the Hauppauge LSA and the AFL LSA shall be Defaults hereunder.

            IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


                                        HAUPPAUGE RECORD
                                        MANUFACTURING LTD.

                                        By: /s/ Charles Kavanagh
                                            -------------------------
                                        Title: Vice President-Finance


Accepted and agreed to in
Chicago, Illinois as of this
30th day of October, 1996

AMERICAN NATIONAL BANK AND
TRUST COMPANY OF CHICAGO

By:  /s/ Catherine Saccany
     -------------------------
Title: Vice President


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